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                                                                  EXECUTION COPY

                                                                    EXHIBIT 10.4

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                     SENIOR SECURED NOTE PURCHASE AGREEMENT

                            Dated as of May 20, 2004

                                       by

                       REPUBLIC ENGINEERED PRODUCTS, INC.,

                                  as Borrower,

                                       and

                      PERRY PRINCIPALS INVESTMENTS, L.L.C.,

                              as Term 2 Noteholder

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                                TABLE OF CONTENTS

                                                                                                   Page
1.  THE NOTE.....................................................................................    2
    1.1. Purchase of Note........................................................................    2
    1.2. Fees....................................................................................    2
    1.3. Indemnity...............................................................................    2
    1.4. Taxes...................................................................................    3
    1.5. Note Register...........................................................................    4

2.  CONDITIONS PRECEDENT TO CLOSING..............................................................    4
    2.1. Conditions to the Term 2 Noteholder Obligations.........................................    4

3.  REPRESENTATIONS AND WARRANTIES...............................................................    5
    3.1. Corporate Power, Authorization, Enforceable Obligations.................................    5
    3.2. Financial Statements and Projections....................................................    5
    3.3. Solvency................................................................................    6
    3.4. Unfunded Pension Liabilities............................................................    6

4.  APPLICATION OF TRUST MONEYS..................................................................    6
    4.1. Trust Moneys............................................................................    6
    4.2. Retirement of Notes.....................................................................    7
    4.3. Withdrawals of Insurance Proceeds and Condemnation Awards...............................    7
    4.4. Intentionally Omitted...................................................................   10
    4.5. Powers Exercisable Notwithstanding Event of Default.....................................   10
    4.6. Powers Exercisable by Collateral Agent or Receiver......................................   10
    4.7. Disposition of Notes Retired............................................................   10
    4.8. Investment of Trust Moneys..............................................................   10

5.  AFFIRMATIVE COVENANTS........................................................................   11
    5.1. Corporate Existence.....................................................................   11
    5.2. Payment of Taxes and Other Claims.......................................................   11
    5.3. Maintenance of Properties, Books and Records; Compliance with Law; Inspection Rights....   11
    5.4. Insurance; Damage to or Destruction of Collateral.......................................   12
    5.5. Compliance Certificates.................................................................   13
    5.6. Provision of Financial Information......................................................   14
    5.7. Further Assurance to the Term 2 Noteholders and Collateral Agent........................   15
    5.8. Landlords' Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases...   15
    5.9. Mandatory Pavments......................................................................   15

6.  NEGATIVE COVENANTS...........................................................................   15
    6.1. Limitation on Additional Indebtedness and Certain Preferred Stock.......................   15
    6.2. Limitation on Sale-Leaseback Transactions...............................................   18
    6.3. Limitation on Liens.....................................................................   18

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
    6.4.  Limitation on Restricted Payments.......................................................   19
    6.5.  Disposition of Proceeds of Asset Sales..................................................   22
    6.6.  Limitation on Transactions with Affiliates..............................................   22
    6.7.  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries...........   23
    6.8.  Impairment of Security Interest.........................................................   23
    6.9.  Waiver of Stay, Extension or Usury Laws.................................................   24
    6.10. Additional Subsidiary Guarantees........................................................   24
    6.11. When Borrower May Merge, Etc............................................................   24
    6.12. Successor Entity Substituted............................................................   25

7.  SUCCESSORS AND ASSIGNS........................................................................   26
    7.1.  Successors and Assigns..................................................................   26

8.  MISCELLANEOUS.................................................................................   26
    8.1.  Complete Agreement: Modification of Agreement...........................................   26
    8.2.  Amendments and Waivers..................................................................   26
    8.3.  Certain Expenses........................................................................   26
    8.4.  No Waiver...............................................................................   27
    8.5.  Remedies................................................................................   27
    8.6.  Severability............................................................................   27
    8.7.  Conflict of Terms.......................................................................   27
    8.8.  Confidentiality.........................................................................   27
    8.9.  GOVERNING LAW...........................................................................   27
    8.10. Notices ................................................................................   28
    8.11. Section Titles..........................................................................   29
    8.12. Counterparts............................................................................   29
    8.13. WAIVER OF JURY TRIAL....................................................................   29
    8.14. Reinstatement...........................................................................   29
    8.15. Advice of Counsel.......................................................................   29
    8.16. No Strict Construction..................................................................   30

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                               INDEX OF APPENDICES

Annex A (Recitals)              --   Definitions
Annex B (Section 2. 1 (a))      --   Closing Checklist
Annex C (Section 1.1(b))        --   Wire Transfer Information
Annex D (Section 8.10)          --   Notice Addresses

Disclosure Schedule 3.2(A)      --   Financial Statements
Disclosure Schedule 3.2(B)      --   Pro Forma
Disclosure Schedule 3.2(C)      --   Projections
Disclosure Schedule 3.4         --   Unfunded Pension Liabilities
Disclosure Schedule 5.4         --   Insurance
Disclosure Schedule 6.1(B)(ii)  --   Existing Indebtedness

Exhibit A                       --   Form of Senior Credit Agreement
Exhibit 1.1A                    --   Form of Term 2 Note

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            This SENIOR SECURED NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of May 20, 2004 among REPUBLIC ENGINEERED PRODUCTS INC., a Delaware corporation ("Borrower"); the other Note Parties signatory hereto; and PERRY PRINCIPALS INVESTMENTS, L.L.C., a Delaware limited liability company (the "Term 2 Noteholder" and, if such Term 2 Noteholder shall decide to assign all or any portion of the Obligations pursuant to the terms herein, such term shall include any assignee of such Term 2 Noteholder).

                                    RECITALS

            WHEREAS, the Borrower wishes to sell to the Term 2 Noteholder and the Term 2 Noteholder wishes to purchase from the Borrower a senior secured promissory note, due August 20, 2009, in the principal amount of Sixty One Million Eight Hundred Thousand Dollars ($61,800,000), upon the terms and subject to the conditions hereinafter set forth; and

            WHEREAS, the Borrower has agreed to secure all of its obligations under the Note Purchase Documents by granting to the Collateral Agent (as defined herein) a security interest in and lien upon certain of its assets as more fully described in the Security Documents; and

            WHEREAS, PAV Republic, Inc. ("Holdings") and Republic N&T Railroad, Inc. are willing to guarantee all of the obligations of Borrower to the Term 2 Noteholder under the Note Purchase Documents; and

            WHEREAS, it is contemplated that concurrently with the purchase and sale of the Term 2 Note, (i) the Borrower will enter into a $200,000,000 Revolving Working Capital Credit and Guaranty Agreement (as the same may be amended, modified, restated, refinanced or replaced in accordance with the terms of the Subordination Agreement, the "Senior Credit Agreement"), dated as of the date hereof among the Borrower, General Electric Capital Corporation, as agent and lender, GECC Capital Markets Group, Inc. and UBS Securities, LLC, as lead arrangers, UBS Securities, LLC, as syndication agent and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. and Bank One, NA (Main Office Chicago), as documentation agents (a copy of which is attached hereto as Exhibit A, which Senior Credit Agreement shall provide for among other things, a $200,000,000 secured revolving credit working capital facility (the "Senior Credit Facility") and (ii) the Borrower will sell to the Term 1 Noteholder a Senior Subordinated Promissory Note due August 20, 2009 (the "Term 1 Note"), in the principal amount of Eight Million Three Hundred Sixty Five Thousand Three Hundred Sixty Seven Dollars ($8,365,367), upon the terms and subject to the conditions set forth in the Term 1 Note; and

            WHEREAS, it is contemplated that the proceeds From the purchase of the Term 2 Note, Term 1 Note and the Senior Credit Facility shall be used by the Company to refinance certain existing indebtedness of the Borrower and provide working capital to the Borrower; and

            WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Note Purchase Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure


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Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. THE NOTE

      1.1. Purchase of Note. The Borrower agrees to issue and sell to the Term 2 Noteholder, and the Term 2 Noteholder agrees to purchase from the Borrower in reliance upon the representations, warranties, terms and conditions of this Agreement, a Senior Secured Promissory Note due August 20, 2009 in the aggregate original principal amount of $61,800,000 in the form attached hereto as Exhibit l.1(a) (the "Term 2 Note"). The Term 2 Note shall bear interest (based on a 360-day year of twelve 30-day months) on the unpaid principal amount thereof as set forth in the Term 2 Note. The Term 2 Note shall be purchased at a closing (the "Closing") to be held at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601 or such other location as agreed to by the Borrower and the Term 2 Noteholder, at 10:00 a.m. local time, on the date on which this Agreement is executed and delivered and upon satisfaction of the conditions described in Section 2 (the "Closing Date"). At the Closing, the Borrower will issue the Term 2 Note to the Term 2 Noteholder, payable to Term 2 Noteholder or its registered assigns, against receipt of immediately available funds by wire transfer to an account or accounts designated by the Borrower prior to the Closing (or in such other manner as is set forth on Annex C).

      1.2. Fees. Borrower shall pay Term 2 Noteholder $1,800,000 on the Closing Date as a financing fee, to be netted out of the funds advanced at Closing.

      1.3. Indemnity. Subject to Section 1.4, each Note party that is a signatory hereto shall jointly and severally indemnify and hold harmless Term 2 Noteholder and each of its respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Borrower in the Agreement, the Term 2 Note or the other Transaction Documents or any legal, administrative or other legal actions, proceedings or investigations, or written threats thereof, base upon, relating to or arising out of the Transaction Documents, the transactions contemplated thereby or referred to therein (collectively. "Indemnified Liabilities"); provided, that no such Note Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY NOTE PURCHASE DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER

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PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE,
EXEMPLARY, MULTIPLE OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

      1.4. Taxes

      (a) Notwithstanding anything to the contrary in the Note Purchase Documents, any and all payments by the Note Parties hereunder or under the Term 2 Notes shall be made, in accordance with this Section l.4, free and clear of and without deduction for any and all present or future Taxes, unless otherwise required by law. Subject to the provisions of Section l.4(c), if any Note Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Term 2 Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.4) the Term 2 Noteholder receives an amount equal to the sum that it would have received had no such deductions been made, (ii) such Note Party shall make such deductions, and (iii) such Note Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

      (b) Subject to the provisions of Section 1.4(c), each Note Party that is a signatory hereto shall indemnify and, within ten (10) days of demand therefor, pay the Term 2 Noteholder for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.4) paid by such Term 2 Noteholder and any liability (including penalties, interest and expenses) arising from the extension, suspension, termination of any credit under this Agreement or any other Note Purchase Document, the administration of such credit, the execution of this Agreement or any other Note Purchase Document, the payments under the Term 2 Notes or any other Note Purchase Document, or as a result of any other transactions contemplated by any of the Note Purchase Documents, whether or not such Taxes were correctly or legally asserted.

      (c) Each Term 2 Noteholder organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Term 2 Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to each Note Party a properly completed and executed IRS Form W 8ECI or Form W 8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Term 2 Noteholder under this Agreement shall provide a Certificate of Exemption to each Note Party prior to becoming a Term 2 Noteholder hereunder and when reasonably requested by a Note Party thereafter. No foreign Person may become a Term 2 Noteholder hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Term 2 Noteholder. No Note Party shall be obligated to make a payment for or in connection with Taxes to any Foreign Lender under any Note Purchase Document to the extent such Taxes would have been avoided had the Foreign Lender provided a valid Certificate of Exemption promptly upon the reasonable request by a Note Party, unless the Foreign Lender is unable to provide a Certificate of Exemption as a result of the introduction of or change in law or regulation (or a change in the

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interpretation thereof) or the compliance with any guideline or request from any
Governmental Authority (whether or not having the force of law), in each case, adopted after the Foreign Lender became a party to this Agreement.

      1.5. Note Register. Borrower shall maintain a register (the "Register") on its books which shall show from time to time with respect to any Term 2 Noteholder the principal amount and interest on the Term 2 Note as provided in this Agreement. All entries in the Register shall be made in accordance with Borrower's customary accounting practices as in effect from time to time. The balance in the Register, shall, absent manifest error, be presumptive evidence of the amounts due and owing by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Term 2 Notes. Failure to make the recording described in the first sentence of this Section 1.5, or any error in such recording, shall not affect Borrower's obligations in respect of the Term 2 Notes. With respect to any Term 2 Noteholder, the assignment of all or part of any Term 2 Note and the rights to all or part of the principal of, and interest on, any Term 2 Note (i) shall not be effective until such assignment is recorded on the Register maintained and until the other requirements pursuant to Article 7 are met and (ii) prior to such recordation and other requirements being met shall remain owing to the transferor.

2. CONDITIONS PRECEDENT TO CLOSING

      2.1. Conditions to the Term 2 Noteholder Obligations. The Term 2 Noteholder shall not be obligated to purchase the Term 2 Note or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Term 2 Noteholder, or waived in writing by Term 2 Noteholder:

      (a) Note Purchase Agreement; Note Purchase Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Note Party and Term 2 Noteholder; and Term 2 Noteholder shall have received such documents, instruments, agreements and legal opinions as Term 2 Noteholder shall reasonably request in connection with the transactions contemplated by this Agreement and the other Note Purchase Documents, including all those listed in the Closing Checklist attached hereto as Annex B, each in form and substance reasonably satisfactory to Term 2 Noteholder.

      (b) Repayment of Prior Lender Obligations. (i) Term 2 Noteholder shall have received a fully executed original of a pay-off letter reasonably satisfactory to Term 2 Noteholder confirming that all of the Prior Lender Obligations shall have been repaid in full and all Liens upon any of the property of Borrower or any of its Subsidiaries in favor of Prior Lender shall be terminated by Prior Lender immediately upon such payment; and (ii) any letters of credit issued or guaranteed by Prior Lender shall have been cash collateralized or supported by a letter of credit pursuant to the Senior Credit Agreement, as mutually agreed upon by Term 2 Noteholder, Borrower and Prior Lender.

      (c) Approvals. Term 2 Noteholder shall have received (i) satisfactory evidence that the Note Parties have obtained an required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Note Purchase Documents and the consummation of the Related

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Transactions or (ii) an officer's certificate in form and substance reasonably satisfactory to Term 2 Noteholder affirming that no such consents or approvals are required.

      (d) Senior Loan Facility. The parties to the Senior Credit Agreement shall have executed and delivered counterparts to the Senior Credit Agreement and the transactions under or in connection with the Senior Credit Agreement contemplated to close on the Closing Date shall have been consummated.

      (e) Payment of Fees. Borrower shall have paid to Term 2 Noteholder the fee required to be paid on the Closing Date as set forth in Section 1.2.

      (f) Capital Structure; Other Indebtedness. The capital structure of each Note Party and the terms and conditions of all Indebtedness of each Note Party shall be acceptable to Term 2 Noteholder in its sole discretion.

3. REPRESENTATIONS AND WARRANTIES

            To induce Term 2 Noteholder to purchase the Term 2 Note, the Note Parties executing this Agreement, jointly and severally, make the following representations and warranties to Term 2 Noteholder with respect to all Note Parties, each and all of which shall survive the execution and delivery of this Agreement.

      3.1. Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Note Party of the Note Purchase Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person's charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Term 2 Noteholder, pursuant to the Note Purchase Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Note Purchase Documents shall be duly executed and delivered by each Note Party that is a party thereto and each such Note Purchase Documents shall constitute a legal, valid and binding obligation of such Note Party enforceable against it in accordance with its terms.

      3.2. Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Borrower and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the

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financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

      (a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (3.2(a)) have been delivered on the date hereof:

            (i) The audited consolidated balance sheets at December 31, 2003 and the related statements of income and cash flows of Borrower and its Subsidiaries for the Fiscal Years then ended, certified by KPMG.

            (ii) The unaudited balance sheet at March 31, 2004 and the related statement of income and cash flows Borrower and its Subsidiaries for the three months then ended.

      (b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.2(b)) was prepared by Borrower giving pro forma effect to the Related Transactions, was based on the projected consolidated balance sheets of Borrower and its Subsidiaries dated April 30, 2004, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

      (c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.2(c)) have been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the three (3) year period beginning on January 1, 2004 on a month-by-month basis. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

      3.3. Solvency. Both before and after giving effect to (a) the issuance of the Term 2 Notes on the Closing Date, (b) the disbursement of the proceeds of such Term 2 Notes pursuant to the instructions of Borrower, (c) the Refinancing and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Note Party is and will be Solvent.

      3.4. Unfunded Pension Liabilities. Except as set forth in Disclosure Schedule (3.4), no Title IV Plan has any material Unfunded Pension Liability.

4. APPLICATION OF TRUST MONEYS

      4.1. Trust Moneys. All Trust Moneys shall be held in trust by the Collateral Agent for the benefit of the holders of Term 1 Notes and Term 2 Notes as a part of the Noteholder Collateral in accordance with the provisions of this Agreement and, upon any entry upon or sale or other disposition of the Noteholder Collateral or any part thereof pursuant to any of the Security Documents or the Term 1 Security Documents, said Trust Moneys shall be applied on a pari passu basis among the Term 1 Notes and the Term 2 Notes but, prior to any such entry, sale

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or other disposition, all or any part of the Trust Moneys may be withdrawn, and shall be released, paid or applied by the Collateral Agent from time to time as provided in Sections 4.2 through 4.6, inclusive. At the Stated Maturity of the Term 2 Notes, the Collateral Agent shall apply the Trust Moneys by the Collateral Agent first to any amounts owed by the Note Parties in respect of principal, interest or premium on the Term 1 Notes or the Term 2 Notes or in respect of any other Obligations, on a pari passu basis, until such amounts are paid in full, and then to the Borrower.

      4.2. Retirement of Notes. The Collateral Agent shall apply Trust Moneys from time to time to the payment of the principal of and interest on the Term 1 Notes and the Term 2 Notes, when due or to the redemption thereof or the purchase thereof upon tender or at private sale or upon any exchange or in anyone or more of such ways, as the Borrower shall request in writing; provided, however, that prior to the Stated Maturity of the Term 2 Notes, Trust Moneys in respect of Noteholder Insurance Proceeds may only be used to pay and/or purchase the Term 2 Notes; provided further, that subject to the foregoing proviso, all payments to the holders of the Term 1 Notes and the Term 2 Notes shall be made on a pari passu basis. The Collateral Agent shall disburse such Trust Moneys upon receipt by the Collateral Agent of the following:

      (a) Board Resolutions of the Borrower directing the application pursuant to this Section 4.2 of a specified amount of Trust Moneys and, in case any such moneys are to be applied to payment, designating the Term 1 Notes and the Term 2 Notes so to be paid and, in case any such moneys are to be applied to the purchase of Term 1 Notes and the Term 2 Notes, prescribing the method of purchase, the price or prices to be paid and the maximum principal amount of Term 1 Notes and the Term 2 Notes to be purchased and any other provisions of this Agreement governing such purchase; and

      (b) an Officers' Certificate of the Borrower, dated not more than five Business Days prior to the date of the relevant application stating that no Default or Event of Default exists unless such Default or Event of Default would be cured thereby;

            Upon compliance with the foregoing provisions of this Section, the Collateral Agent shall apply Trust Moneys as directed and specified by such Board Resolution, up to, but not exceeding, the principal amount of the Term I Notes and the Term 2 Notes so paid or purchased.

            A Board Resolution expressed to be irrevocable directing the application of Trust Moneys under this Section 4.2 to the payment of the principal of particular Term 1 Notes and the Term 2 Notes shall for all purposes of this Agreement be deemed the equivalent of the deposit with the Collateral Agent in trust for such purpose of money equal to the amount of such Trust Moneys then held by the Collateral Agent and specified in such resolution, such Trust Moneys shall not, after compliance with the foregoing provisions of this Section, be deemed to be part of the Noteholder Collateral or Trust Moneys.

      4.3. Withdrawals of Insurance Proceeds and Condemnation Awards. To the extent that any Trust Moneys consist of either (a) the proceeds of insurance upon any part of the Noteholder Collateral or (b) any award for or the proceeds of any of the Noteholder Collateral being taken by eminent domain or sold pursuant to the exercise by the United States of America or any state, municipality or other governmental authority of any right which it may then have to

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purchase, or to designate a purchaser or to order a sale of any part of the
Noteholder Collateral, the Borrower or any Guarantor may direct the Collateral Agent by the proper officer or officers of the Borrower or the applicable Guarantor to (1) reimburse the Borrower or the applicable Guarantor for expenditures made, or to pay costs incurred, by the Borrower or the applicable Guarantor to repair, rebuild or replace the property destroyed, damaged or taken, or (2) remit payment directly to third party contractors or suppliers to enable the Borrower or any Guarantor to acquire additional property or assets that constitute Noteholder Collateral (whether or not in replacement of the property destroyed, damaged or taken). The Collateral Agent shall disburse such Trust Moneys upon receipt by the Collateral Agent of the following:

      (a) an Officers' Certificate of the Borrower or the applicable Guarantor, setting forth:

            (i) that expenditures have been made, or costs incurred, by the Borrower or the applicable Guarantor in a specified amount for the purpose of making certain repairs, rebuildings and replacements of the Noteholder Collateral or to purchase additional property or assets that constitute Noteholder Collateral, which, in each case, shall be briefly described;

            (ii) that no part of such expenditures in any previous or then pending application, has been or is being made the basis for the withdrawal of any Trust Moneys pursuant to this Section 4.3;

            (iii) that there is no outstanding Indebtedness, other than costs for which payment is being requested, known to the Borrower or the applicable Guarantor, after due inquiry, for the purchase price or construction of such repairs, rebuildings or replacements, or for labor, wages, materials or supplies in connection with the making thereof, which, if unpaid, might become the basis of a vendor's, mechanics', laborers' materialmen's, statutory or other similar Lien upon any of such repairs, rebuildings or replacement, which Lien might, in the opinion of the signers of such certificate, materially impair the security afforded by such repairs, rebuildings or replacement;

            (iv) that the property to be repaired, rebuilt, replaced or purchased is necessary or desirable in the conduct of the Borrower's or the applicable Guarantor's business; and-

            (v) that no Default or Event of Default shall have occurred and be continuing.

      (b) (i) In case any part of such repairs, rebuildings or replacements constitutes Real Property:

                  (A) with respect to any such repairs, rebuildings or replacements that are not encompassed within or are not erected upon Mortgaged Property, an instrument or instruments in recordable form sufficient for the Lien of this Agreement and any Mortgage to cover such repairs, rebuildings or replacements which, if such repairs, rebuildings or replacements include leasehold or easement interests, shall include normal and customary provisions with respect thereto and evidence of the filing of all such documents as may be necessary to perfect such Liens;

                  (B) a policy of title insurance (or a commitment to issue title insurance) insuring that the Lien of this Agreement and any Mortgage constitutes a direct and valid and perfected mortgage Lien on such repairs, rebuildings or replacements (subject to no Prior Liens other than Prior Liens which were permitted with respect to the Noteholder Collateral repaired, rebuilt or replaced) in an aggregate amount equal to the amount expended with respect to such repairs, rebuildings or replacements or purchase, or with respect to any such repairs, rebuildings or replacements that are encompassed within or are erected upon Mortgaged Property an endorsement to the title insurance policy regarding the affected Mortgaged Property confirming that such repairs, rebuildings or replacements are encumbered by the Lien of the applicable Mortgage (subject to no Prior Liens other than Prior Liens which were permitted under the Mortgage with respect to the Noteholder Collateral repaired, rebuilt or replaced); and

                  (C) evidence of payment or a closing statement indicating payments to be made by the Borrower or the applicable Guarantor of all title premiums, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Collateral Agent (and any local counsel), that may be incurred to validly and effectively subject such repairs, rebuildings or replacements to the Lien of any applicable Security Document to perfect such Lien; and

            (ii) in case any part of such repairs, rebuildings or replacements constitutes personal property interests:

                  (A) an instrument in recordable form sufficient for the Lien of any applicable Security Document to cover such repairs, rebuildings or replacements; and

                  (B) evidence of payment or a closing statement indicating payments to be made by the Borrower or the applicable Guarantor of all filing fees, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Collateral Agent (and any local counsel), that may be incurred to validly and effectively subject such repairs, rebuildings or replacements to the Lien of any Security Document.

      (c) An Opinion of Counsel substantially stating:

            (i) that the instruments that have been or are therewith delivered to the Collateral Agent conform in all material respects to the requirements of this Agreement and any other applicable Security Document; and

            (ii) that all of the Borrower's or the applicable Guarantor's right, title and interest in and to said repairs, rebuildings or replacements, or combination thereof, are then subject to the Lien of the applicable Security Documents.

Upon compliance with the foregoing provisions of this Section 4.3, the Collateral Agent shall pay on the written request of the Borrower an amount of Trust Moneys of the character aforesaid equal to the amount of the expenditures or costs stated in the Officers' Certificate required by clause (i) of paragraph
(a) of this Section 4.3; provided, however, that notwithstanding the above, so long as no Default or Event of Default shall have occurred and be continuing, in the event that any insurance proceeds or award for such property or proceeds of such sale does not exceed the lesser of $25,000 or 1 % of the principal amount of the aggregate outstanding balance of the Term 1 Notes and the Term 2 Notes, and, in the good faith estimate of the Borrower or the applicable Guarantor, such destruction or damage resulting in such insurance proceeds or such taking or sale resulting in such award does not detrimentally affect the value or use of the applicable Noteholder Collateral in any material respect, upon delivery to the Collateral Agent of an Officers' Certificate of the Borrower or the applicable Guarantor to such effect, the Collateral Agent shall release to the Borrower or the applicable Guarantor such insurance proceeds or award for such property or proceeds of such sale, free of the Lien hereof and of the applicable Security Documents; the Borrower shall take all steps necessary to notify the condemning authority of such assignment.

      4.4. Intentionally Omitted.

      4.5. Powers Exercisable Notwithstanding Event of Default. In case an Event of Default shall have occurred and shall be continuing, the Borrower or any Guarantor, as applicable, while in possession of Noteholder Collateral (other than cash, Cash Equivalents, and other personal property held by, or required to be deposited or pledged with, the Collateral Agent hereunder or under the Security Documents or with the trustee, mortgagee or other holder of a Prior
Lien), may do any of the things enumerated in Sections 4.2 and 4.3 if the Majority Holders, by appropriate action of such holders, shall consent to such action, in which event any certificate filed under any of such Sections shall omit the statement to the effect that no Event of Default has occurred and is continuing. This Section 4.5 shall not apply, however, during the continuance of an Event of Default of the type specified in Section 7.1 (a)(i), 7.1 (a)(ii), or
7.1 (a)(iii) of the Term 2 Notes.

      4.6. Powers Exercisable by Collateral Agent or Receiver. In case the Noteholder Collateral (other than any cash, Cash Equivalents and other personal property held by, or required to be deposited or pledged with, the Collateral Agent or under the Security Documents or the Subordinated Security Documents or with the trustee, mortgagee or other holder of a Prior Lien) shall be in the possession of a receiver or trustee lawfully appointed, the powers hereinbefore in this Article 4 conferred upon the Borrower and any Guarantor, as applicable, with respect to the withdrawal or application of Trust Moneys may be exercised by such receiver or trustee, in which case a certificate signed by such receiver or trustee shall be deemed the equivalent of any Officers' Certificate required by this Article IV. If the Collateral Agent shall be in possession of any of the Noteholder Collateral hereunder or under any of the Security Documents or the Subordinated Security Documents, such powers may be exercised by the Collateral Agent in its discretion.

      4.7. Disposition of Notes Retired. All Term 1 Notes and Term 2 Notes received by the Collateral Agent and for whose purchase Trust Moneys are applied under this Article 4, if not otherwise cancelled, shall be promptly delivered to the Borrower for cancellation and destruction unless the Collateral Agent shall be otherwise directed in writing by the Borrower.

      4.8. Investment of Trust Moneys. All or any part of any Trust Moneys held by the Collateral Agent (except such as may be held for the account of any particular Term 1 Note or Term 2 Note) shall from time to time be invested or reinvested by the Collateral Agent in any

Cash Equivalents pursuant to the written direction of the Borrower which shall specify the Cash Equivalents in which such Trust Moneys shall be invested, provided that Trust Moneys designated to redeem the Term 1 Notes and Term 2 Notes cannot be invested in Cash Equivalents having a maturity date later than the anticipated Stated Maturity. Such Cash Equivalents shall be held by the Collateral Agent, as a part of the Noteholder Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents. Unless an Event of Default occurs and is continuing, any interest on such Cash Equivalents (in excess of any accrued interest paid at the time of purchase) which may be received by the Collateral Agent shall be forthwith paid promptly to the Borrower, provided that interest and dividends accrued and earned or paid on such investment of Trust Moneys consisting of Net Cash Proceeds from an Asset Sale of Noteholder Collateral or other disposition of Noteholder Collateral shall not be paid to the Borrower but shall be Trust Moneys and used to redeem the Term 1 Notes and the Term 2 Notes in accordance with applicable provisions of such notes. The Collateral Agent shall not be liable or responsible for any loss resulting from such investments or sales except only for. its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct in complying with this Section 4.8.

5. AFFIRMATIVE COVENANTS

      5.1. Corporate Existence. The Borrower shall do or cause to be done, at its own cost and expense, all things necessary to and will cause each of its Restricted Subsidiaries to, preserve and keep in full force and effect the corporate, limited liability company or partnership existence and material rights (charter and statutory), licenses and/or franchises of the Borrower and each of its Restricted Subsidiaries; provided, however, that subject to the terms of any Security Document, neither the Borrower nor any of its Restricted Subsidiaries shall be required to preserve any such rights, licenses or franchises if the Board of Directors of the Borrower shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and the loss thereof is not adverse in any material respect to the Term 2 Noteholders; and provided, further, that this covenant shall not prohibit the combination of any Restricted Subsidiary with the Borrower or with any other Restricted Subsidiary.

      5.2. Payment of Taxes and Other Claims. The Borrower shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon its or its Restricted Subsidiaries' income, profits or property and
(b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon its property; provided, however, that, subject to the terms of the applicable Security Documents, the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings and for which disputed amounts adequate reserves (in the good faith judgment of the Board of Directors of the Borrower) have been made or where the failure to so pay would not have a material adverse affect upon the Borrower and its Restricted Subsidiaries, taken as a whole.

      5.3. Maintenance of Properties, Books and Records; Compliance with Law; Inspection Rights.

      (a) Subject to, and in compliance with, the provisions of each applicable Security Document, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, at all times cause all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (reasonable wear and tear and casualty excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto. The Borrower or any Restricted Subsidiary may close or shutdown any Specified Facility with the approval of the Board of Directors of the Borrower, provided that the Borrower shall notify the Collateral Agent in writing of such closure or shutdown at least 30 days in advance of the date on which such closure or shutdown is to be effected.

      (b) [INTENTIONALLY OMITTED]

      (c) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Restricted Subsidiary of the Borrower, in accordance with GAAP.

      (d) The Borrower shall and shall cause each of its Restricted Subsidiaries to comply with all statutes, laws, ordinances, or government rules and regulations to which it is subject, noncompliance with which would materially adversely affect the business, earnings, properties, assets or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole.

      (e) Upon the written request of the Collateral Agent delivered by the Collateral Agent to the Borrower a reasonable period of time in advance of any proposed inspection, the Borrower will, at reasonable times during ordinary business hours, permit the Collateral Agent by its representatives to inspect the books and records of the Borrower and of each of its Subsidiaries and the plants and properties of the Borrower and of each of its Subsidiaries constituting Collateral. As a condition to any such inspection, (i) the Collateral Agent shall execute and deliver in favor of the Borrower a confidentiality agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent which, among other things shall provide that the Collateral Agent shall not provide any information obtained by it in the course of such inspection to any Term 2 Noteholder unless such Term 2 Noteholder has entered into a confidentiality agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent and (ii) the Collateral Agent shall agree to comply, and cause its representatives to comply, with all occupational health and safety rules and regulations governing the operation of the facilities of the Borrower and its Subsidiaries.

      5.4. Insurance; Damage to or Destruction of Collateral.

      (a) The Note Parties shall, at their sale cost and expense, maintain insurance policies of the types and with respect to coverage amounts, deductible amounts, types of risks covered and quality of insurance, with respect to all of the real estate, property, plant and Equipment owned or used by the Note Parties, that is customary for its industry and businesses, including the property, boiler and machinery, underground storage tanks and such other policies of insurance maintained by the Borrower in respect of the Noteholder Collateral, which are described on

Disclosure Schedule (5.4) as in effect on the date hereof or otherwise comparable; provided, that such coverage offers the same or better protection with respect to coverage amounts, deductible amounts, types of risks covered and quality of insurance provider (it being understood that a one-time change in the deductible period from five (5) days to fifteen (15) days with respect to business interruption insurance shall be permitted hereunder). Such policies of insurance (or the loss payable and additional insured endorsements delivered to the Collateral Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Collateral Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Note Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, the Collateral Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that the Collateral Agent deems advisable. The Collateral Agent shall have no obligation to obtain insurance for any Note Party or pay any premiums therefor. By doing so, the Collateral Agent shall not be deemed to have waived any Default or Event of Default arising from any Note Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to the Collateral Agent and shall be additional Obligations hereunder secured by the Collateral.

      (b) Each Note Party shall deliver to the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, endorsements to all "All Risk" and business interruption insurance naming the Collateral Agent, on behalf of itself and the Term 2 Noteholders, as loss payee, to the extent related to the Noteholder Collateral. Each Note Party irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000, as each Note Party's true and lawful agent and attorney in fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of each Note Party on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. The Collateral Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify the Collateral Agent of any loss, damage, or destruction to the Collateral in the amount of $1,500,000 or more, whether or not covered by insurance.

      5.5. Compliance Certificates.

      (a) The Borrower shall deliver to the Collateral Agent within 120 days after the end of each fiscal year and within 45 days after the end of each fiscal quarter, an Officers' Certificate stating that a review of the activities of the Borrower during the preceding fiscal year or preceding fiscal quarter, as the case may be, has been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled their respective obligations under this Agreement, and further stating that, to the best knowledge of each Officer signing such certificate, the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and are not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred and be continuing, describing all such Defaults or Events of Default of which such Officers may have knowledge, their status and what action the Borrower is taking or proposes to take with respect thereto), and that to the best of his knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Term 2 Notes is prohibited or if such event has occurred a description of the event and what action the Borrower has taken or proposes to take with respect thereto.

      (b) The Borrower shall, so long as any of the Term 2 Notes are outstanding, deliver to the Collateral Agent, within 10 days of the Borrower becoming aware of any Event of Default or any event which may become an Event of Default after notice from the Collateral Agent, an Officers' Certificate specifying such Event of Default or event and what action the Borrower is taking or proposes to take with respect thereto.

      5.6. Provision of Financial Information.

      (a) Quarterly Financials. The Borrower shall deliver to the Term 2 Noteholder, within forty-five (45) days after the end of each Fiscal Quarter, consolidated financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, including unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Quarter, in each case in accordance with GAAP (subject to normal year end adjustments). Such financial information shall be accompanied by the certification of the Chief Financial Officer of Borrower that
(i) such financial information presents fairly in accordance with GAAP valuing Inventory on a first in, first out basis (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries, on both a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

      (b) Annual Audited Financials. The Borrower shall deliver to the Term 2 Noteholder, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, if applicable, which Financial Statements shall be prepared in accordance with GAAP valuing Inventory on a first in, first out basis and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (ii) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

      5.7. Further Assurance to the Term 2 Noteholders and Collateral Agent. The Borrower shall, upon request of the Term 2 Noteholders or the Collateral Agent, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the provisions of this Agreement and any Security Document.

      5.8. Landlords' Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Each Note Party shall use commercially reasonable efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee which comprises part of the Collateral or at which Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Term 2 Noteholder. Each Note Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral is or may be located; provided that any Note Party may in good faith dispute the amount or validity of any such obligations in an aggregate amount not to exceed $100,000 for all Note Parties. To the extent permitted hereunder, if any Note Party proposes to acquire a fee ownership interest in Real Estate, it shall first provide to Term 2 Noteholder a mortgage or deed of trust granting Term 2 Noteholder a Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Term 2 Noteholder, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Term 2 Noteholder, in each case, in form and substance reasonably satisfactory to Term 2 Noteholder.

      5.9. Mandatory Payments. Subject to the terms and conditions of the Subordination Agreement including, without limitation, the relative rights of the Term 1 Noteholder and the Term 2 Noteholder with respect to payments and prepayments as between the Term 1 Notes and the Term 2 Notes, each Note Party shall, within 3 days of issuance, repay the Term 2 Notes from (i) all direct proceeds of the issuance of Acceptable High Yield Notes, (ii) all Indebtedness permitted by Section 6.3(a)(vii) of the Senior Credit Agreement as in effect on the date hereof, and (iii) all direct proceeds of an lPO (each of foregoing, a "Mandatory Payment"; collectively, the "Mandatory Payments").

6. NEGATIVE COVENANTS

      6.1. Limitation on Additional Indebtedness and Certain Preferred Stock.

      (a) The Borrower will not (A) incur any Indebtedness (including any Acquired Indebtedness) and (B) permit any of the Restricted Subsidiaries to incur any Indebtedness (including Acquired Indebtedness) or issue any Preferred Stock; provided that the Borrower and the Restricted Subsidiaries will be permitted to incur Indebtedness (including Acquired

Indebtedness) if, immediately after giving pro forma effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Borrower would be greater than or equal to 2.50 to 1.

      (b) The provisions of Section 6.1(a) shall not apply to the incurrence of any of the following items of Indebtedness:

            (i) Indebtedness under the Term 1 Notes, the Term 2 Notes, the Guarantees and this Agreement;

            (ii) Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on the Issue Date and listed on Schedule 6.1(b)(ii) (including the Fleet Notes);

            (iii) Indebtedness of the Borrower and the Restricted Subsidiaries under the Senior Debt Documents; provided that the aggregate principal amount of (x) all Indebtedness of the Borrower and the Restricted Subsidiaries outstanding under the Senior Debt Documents and (y) all outstanding Indebtedness of the Borrower or the Restricted Subsidiaries (including but not limited to Sale-Leasebacks Transactions and securitizations) secured by working capital of the Borrower or the Restricted Subsidiaries, inventory of the Borrower or the Restricted Subsidiaries, accounts receivable of the Borrower or the Restricted Subsidiaries, and the CAST ROLL Facility, in the aggregate does not exceed $375.0 million at any time;

            (iv) Indebtedness of a Restricted Subsidiary owed to and held by the Borrower or another Restricted Subsidiary, in each case which is not subordinated in right of payment to any Indebtedness of such Restricted Subsidiary, except that (i) any transfer of such Indebtedness by the Borrower or a Restricted Subsidiary (other than to the Borrower or to a Restricted Subsidiary) and (ii) the sale, transfer or other disposition by the Borrower or any Restricted Subsidiary of Stock of or the occurrence of any other event which results in any Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary ceasing to be a Restricted Subsidiary shall, in each such event, be deemed an incurrence of Indebtedness subject to the other provisions of this Section 6.1;

            (v) Indebtedness of the Borrower owed to and held by a Restricted Subsidiary; provided that if such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Subsidiary Guarantor, it shall be unsecured and subordinated in right of payment to the payment and performance of the Borrower's obligations under this Agreement and the Term 2 Notes; provided, further, in any such case, that (x) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and (y) the sale, transfer or other disposition by the Borrower or any Restricted Subsidiary of Stock or the occurrence of any other event which results in any Restricted Subsidiary which holds Indebtedness of the Borrower ceasing to be a Restricted Subsidiary shall, in each such event, be deemed an incurrence of Indebtedness subject to the other provisions of this Section 6.1;

            (vi) Interest Rate Protection Obligations of the Borrower or a Restricted Subsidiary relating to Indebtedness of the Borrower or a Restricted Subsidiary; provided that (x) any Indebtedness to which any such Interest Rate Protection Obligations relate is otherwise permitted to be incurred under this
      Section 6.1 and (y) the notional principal amount of any such Interest Rate Protection Obligations at the time of incurrence does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

            (vii) Indebtedness of the Borrower or any of the Restricted Subsidiaries under (x) Currency Agreements relating to Indebtedness or other obligations of the Borrower or any of the Restricted Subsidiaries entered into to hedge actual currency exposure or (y) commodities hedging agreements entered into to hedge actual commodity price exposure;

            (viii) Indebtedness of the Borrower or any of the Restricted Subsidiaries (including Indebtedness represented by letters of credit for the account of the Borrower or a Restricted Subsidiary) in respect of financing workers' compensation, health, disability or other employee benefits, social security payments, property, casualty or liability insurance or other claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

            (ix) Indebtedness of the Borrower or any of the Restricted Subsidiaries representing obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness and to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

            (x) Indebtedness of the Borrower or any of the Restricted Subsidiaries arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

            (xi) Indebtedness of the Borrower or any of the Restricted Subsidiaries extinguished within five Business Days of incurrence arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds;

            (xii) Government Assisted Indebtedness (New York) and Government Assisted Indebtedness (Ohio), provided that the documentation for such Government Assisted Indebtedness incorporates the requirements for such Government Assisted Indebtedness set forth in this Agreement;

            (xiii) in addition to the Indebtedness described in clauses (i) through (xii) above or clauses (xiv) and (xv) below, Indebtedness of the Borrower or any of the Restricted

      Subsidiaries (including Indebtedness of the Borrower or any of the Restricted Subsidiaries which is secured by purchase money liens on personal property or fixtures or which constitutes Capitalized Lease Obligations in an aggregate principal amount not to exceed $25.0 million at any time outstanding), in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

            (xiv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law; and

            (xv) Refinancing Indebtedness of Indebtedness permitted under any of clauses (i) through (xii) and (xiv) above.

      (c) For purposes of determining compliance with this Section 6.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xv) of paragraph (b) above or is entitled to be incurred pursuant to paragraph (a) above, the Borrower shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this Section 6.1 and such item of Indebtedness will be treated as having been incurred pursuant to only one of clauses (i) through (xv) of paragraph (b) or pursuant to paragraph (a) above. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.1.

      6.2. Limitation on Sale-Leaseback Transactions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any Sale-Leaseback Transaction or securitization transaction with respect to any property or assets of the Borrower or any Restricted Subsidiary constituting Collateral. Notwithstanding the foregoing, the Borrower and the Restricted Subsidiaries may enter into Sale-Leaseback Transactions with respect to property or assets not constituting Collateral; provided that (a) the Attributable Value of such Sale Leaseback Transaction shall be deemed to be Indebtedness of the Borrower or such Restricted Subsidiary, as the case may be, and (b) such Sale-Leaseback Transaction shall be in compliance with Section 6.3.

      6.3. Limitation on Liens. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, affirm or permit or suffer to exist or remain in effect any
Liens:

      (a) upon any item of Collateral other than Permitted Collateral Liens; and

      (b) upon any other properties or assets of the Borrower or of any of the Restricted Subsidiaries, whether owned on the Issue Date or acquired hereafter, not constituting Collateral, except (i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date (including Liens securing the Fleet Notes) and (ii) Permitted Liens.

      Notwithstanding the foregoing sentence of this Section 6.3, the Borrower will be permitted to incur and suffer to exist purchase money Liens to finance the acquisition or construction of personal property or fixtures of the Borrower or any Restricted Subsidiary free of the Liens securing the Term 2 Notes under the Security Documents for so long as the related Indebtedness (and refinancings thereof) shall be outstanding, notwithstanding any contrary provision of the Security Documents or this Agreement; provided that (i) the aggregate principal amount of all related purchase money Indebtedness (and refinancings thereof) contemplated by this sentence shall not exceed $25.0 million at any time outstanding and shall be incurred in compliance with the requirements of Section 6.1(b)(xiii), (ii) the related Indebtedness shall not be secured by any property or assets of the Borrower or any of its Subsidiaries other than the property or assets so acquired or constructed and which do not constitute Collateral, and (iii) each such purchase money Lien shall either (x) exist at the time of acquisition or construction or (y) be created within 180 days of such acquisition or construction.

      6.4. Limitation on Restricted Payments.

      (a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly do any of the following (such payments or Investments described in the following clauses (i), (ii), (iii) and (iv) are collectively referred to as "Restricted Payments");

            (i) declare or pay any dividend or make any other distribution or payment on or in respect of Stock of the Borrower or any payment made to the direct or indirect holders (in their capacities as such) of Stock of the Borrower (other than dividends or distributions payable solely in Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase Stock of the Borrower (other than Disqualified Stock));

            (ii) purchase, redeem, defease or otherwise acquire or retire for value any Stock of the Borrower (other than any such Stock owned by a Restricted Subsidiary);

            (iii) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, in each case, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than (A) the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) any such Subordinated Indebtedness payable to the Borrower or a Restricted Subsidiary); or

            (iv) make any Investment (other than any Permitted Investment) in any Person; unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) proposed to be transferred by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment) each of the following conditions is satisfied:

            (A) no Default or Event of Default shall have occurred and be continuing; and

            (B) such Restricted Payment, together with the aggregate amount of all Restricted Payments made by the Borrower and its Restricted Subsidiaries from and after the Issue Date would not exceed the sum of, without duplication,
(1) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date and ending on the last day of the fiscal quarter of the Borrower immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Borrower for such period shall be a deficit, minus 100% of such deficit) plus (2) 100% of the aggregate net cash proceeds and the Fair Market Value of property other than cash received by the Borrower (x) from the issuance or sale of Stock (excluding Disqualified Stock, but including Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Stock (other than Disqualified Stock)) of the Borrower after the Issue Date, (y) as a capital contribution in respect of Stock (other than Disqualified Stock) of the Borrower after the Issue Date, in each case to or from any Person (other than to or from a Restricted Subsidiary), or
(z) from Asset Sales of Collateral plus (3) 100% of the aggregate net cash proceeds and the Fair Market Value of property (other than property constituting Investments that would be Restricted Payments or property which constitutes Collateral) that are received upon the sale, liquidation or other disposition or other return of capital for cash in respect of any Investment constituting a Restricted Payment made after the Issue Date to the extent included in the calculation of this clause (B), less the cost of the disposition of such Investment.

      For purposes of the preceding clause (B)(2), upon the issuance of Stock either from the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights, the amount counted as net cash proceeds received will be the cash amount received by the Borrower at the original issuance of the Indebtedness that is so converted or exchanged or from the issuance of options, warrants or rights, as the case may be, plus the incremental amount of cash received by the Borrower, if any, upon the conversion, exchange or exercise thereof, in each case when so received.

      (b) None of the provisions of paragraph (a) above will prohibit:

            (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would have complied with the provisions of this Agreement;

            (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Stock of the Borrower or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of, (x) a substantially concurrent issue and sale of other shares of Stock (other than Disqualified Stock) of the Borrower to any Person (other than to a Subsidiary of the Borrower) or (y) a capital contribution in respect of Stock (other than Disqualified Stock) of the Borrower, provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (B) of paragraph (a) above;

            (iii) any redemption, repurchase or other acquisition or retirement of (1) Subordinated Indebtedness in exchange for, or out of the net cash proceeds of (x) a substantially concurrent issue and sale of Stock (other than Disqualified Stock) of the Borrower to any Person (other than to a Subsidiary of the Borrower) or (y) a capital contribution to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (B) of paragraph (a) above; or (2) Indebtedness of the Borrower issued to any Person (other than a Subsidiary of the Borrower), so long as such Indebtedness is Subordinated Indebtedness which (x) has no scheduled principal payments earlier than the 91st day after the final maturity date of the Term 2 Notes and (y) is subordinated to the Term 2 Notes in the same manner and at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired;

            (iv) Investments made out of the net cash proceeds of a substantially concurrent issue and sale of shares of Stock (other than Disqualified Stock) of the Borrower to any Person (other than to a Subsidiary of the Borrower); provided that the amount of any such net cash proceeds shall be excluded from clause (B) of paragraph (a) above;

            (v) payments to allow Holdings to pay its operating and administrative expenses, including, without limitation, directors fees, legal and audit expenses, SEC compliance expenses and its (and its Subsidiaries) corporate franchise and its consolidated combined or unitary federal, state, local and other taxes relating to the business of the Borrower and the Restricted Subsidiaries;

            (vi) payments made by the Borrower to permit the purchase or redemption of its Stock (including related stock appreciation rights or similar securities) held by present or former officers, employees or consultants of the Borrower or any of its Subsidiaries or by any employee pension benefit plan or management equity or stock option plan or agreement upon such Person's death, disability, retirement or termination of employment or under the terms of any such employee pension benefit plan or any other agreement under which such Stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions that may be made under this clause (vi) shall not exceed $3.0 million per year (the "Base Amount"); provided that, to the extent that not all of the Base Amount is utilized in any year, the unused portion of such Base Amount may be carried forward to and be deemed part of the Base Amount only for the immediately subsequent year and not any succeeding year;

            (vii) payments in respect of the Term 1 Notes in accordance with the Note Purchase Agreement (Term 1) and the Subordination Agreement, each as in effect on the date hereof;

            (viii) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock issued or incurred in compliance with Section 6.1;

            (ix) repurchases of Stock deemed to occur upon exercise of stock options if such Stock represents a portion of the exercise price of such options;

            (x) the exchange of an Investment constituting a Restricted Payment which was included in clause (B) of paragraph (a) above for another Investment which would constitute a Restricted Payment of approximately equal or greater Fair Market Value; and

            (xi) management fees payable to affiliates of the Term 2 Noteholder, subject to compliance with Section 6.13 of the Senior Credit Agreement as in effect on the date hereof.

      In computing the amount of Restricted Payments previously made for purposes of clause (B) of paragraph (a) above, Restricted Payments made under clauses (i), (iv), (v), (vi), (viii), and, without duplication to the extent deducted in arriving at Consolidated Net Income, clauses (ii), (iii), (vii),
(ix) and (x) of this paragraph (b) shall not be so included.

      6.5. Disposition of Proceeds of Asset Sales.

      (a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale of Collateral unless (i) such Asset Sale of Collateral is for Fair Market Value, (ii) in the case of an Asset Sale involving Collateral valued at $2.0 million or more such Fair Market Value is evidenced by a certificate of an Independent Appraiser or an Independent Financial Advisor (as applicable), (iii) 100% of the proceeds of such Asset Sale of Collateral consist of cash and/or Cash Equivalents, (iv) such Asset Sale of Collateral shall be in compliance with the applicable provisions of the Security Documents and the Subordination Agreement and (v) the Borrower shall apply the Net Cash Proceeds of such Asset Sale of Collateral after receipt thereof in accordance with the priorities set forth in the Subordination Agreement.

      6.6. Limitation on Transactions with Affiliates. The Borrower shall not, and shall not permit, cause or suffer any of the Restricted Subsidiaries to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their respective Affiliates (each an "Affiliate Transaction"), unless such transaction or series of related transactions is on terms reasonably believed to be no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time with an unrelated Person.

      Notwithstanding the foregoing, this Section 6.6 win not restrict the Borrower or the Restricted Subsidiaries from: (a) making Restricted Payments permitted under Section 6.4; (b) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower; (c) transactions among the Borrower and Restricted Subsidiaries and transactions among Restricted Subsidiaries of the Borrower otherwise permitted by this Agreement; (d) the making of loans and advances and the payment of fees and indemnities to directors, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business; (e) transactions pursuant to agreements in existence on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Term 2 Noteholders in any material respect); (f) any employment agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business; (g) any sale of Stock (other than Disqualified Stock) of the Borrower; (h) so long as no Default has occurred and is continuing, the payment of management fees to the Permitted Holders or their Affiliates not to exceed $2.0 million in the aggregate in any calendar year; (i) transactions pursuant to the Senior Debt Documents; (j) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, and (k) payments in respect of the Term 1 Notes and pursuant to the Term 1 Note Purchase Documents.

      6.7. Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary, (c) make loans or advances to, or any investment in, the Borrower or any other Restricted Subsidiary, or (d) sell, lease or transfer any of its properties or assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement, the Senior Debt Documents and the Security Documents, (ii) any restrictions existing under or contemplated by agreements in effect on the Issue Date (including the Fleet Notes), (iii) with respect to a Restricted Subsidiary of the Borrower that is not a Restricted Subsidiary of the Borrower on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary of such Borrower (but not created in contemplation of such Person becoming a Restricted Subsidiary), (iv) applicable law or any applicable rule, regulation or order, (v) customary restrictions arising from Liens permitted under Section 6.3 to the extent related to the assets subject to such Liens, (vi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business. (vii) customary provisions contained in leases and other agreements entered into in the ordinary course of business, (viii) any restrictions existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clauses (i), (ii) and (iii) above; provided that the terms and conditions of any such restrictions under this clause (viii) are not materially less favorable to the Term 2 Noteholders than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, (ix) any instrument governing Indebtedness or Stock of a Person acquired by the Borrower or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, so acquired: provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (x) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (ix) above on the property so acquired, (xi) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (xii) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (xiii) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of
Section 6.1 that limits the right of the debtor to dispose of the assets securing such Indebtedness, (xiv) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (xv) Indebtedness incurred pursuant to clauses (xii) and (xiii) of Section 6.1 (b).

      6.8. Impairment of Security Interest. The Borrower shall not, and shall not permit any of its Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission might or would have the result of impairing the security interest in favor of the Collateral Agent with respect to any Property then constituting Collateral, and the Borrower shall not grant to any Person any interest whatsoever in such Collateral other than Liens permitted by this Agreement and the Security Documents.

      6.9. Waiver of Stay, Extension or Usury Laws. The Borrower covenants (to the extent permitted by law) that neither will at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on the Term 2 Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and (to the extent permitted by law) the Borrower hereby expressly waive all benefit or advantage of any such law, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Term 2 Noteholders or the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

      6.10. Additional Subsidiary Guarantees.

      (a) If the Borrower or any of its Restricted Subsidiaries shall acquire or create another domestic Subsidiary after the date of this Agreement, then such newly acquired ar created Subsidiary shall become a Subsidiary Guarantor hereunder and shall deliver an Opinion of Counsel.

      (b) If a Restricted Subsidiary that is not then a Subsidiary Guarantor guarantees any Indebtedness incurred under the Senior Debt Documents or the Term 1 Note Purchase Documents then that Restricted Subsidiary must become a Subsidiary Guarantor and execute a guaranty satisfactory to the Term 2 Noteholders and deliver an Opinion of Counsel to the Term 2 Noteholders. Notwithstanding the foregoing, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this Section 6.10(b) shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary's Subsidiary Guarantee, except a discharge or release by, or as a result of payment under, such guarantee.

      (c) Notwithstanding anything to the contrary in the Note Purchase Documents, (a) no amount due from or other obligation of Borrower shall be (directly or indirectly) guaranteed by, or secured by an asset of any foreign Subsidiary and (b) to the extent not inconsistent with clause (a), any (direct or indirect) pledge by a Note party of the ownership interest owned by it in a foreign Subsidiary shall be limited to 65% of the voting ownership interests in such foreign Subsidiary.

      6.11. When Borrower May Merge, Etc. The Borrower will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Borrower will not permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Borrower and the Restricted

Subsidiaries, taken as a whole, to any other Person or Persons, unless at the time of and after giving effect thereto:

      (a) either (i) if the transaction or series of transactions is a merger or consolidation, the Borrower shall be the surviving Person of such merger or consolidation, or (ii) the Person formed by any such consolidation or into which the Borrower or such Restricted Subsidiary is merged or to which the properties and assets of the Borrower and/or any Restricted Subsidiary, as the case may be, are transferred (any such surviving Person or transferee Person being a "Surviving Entity") shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by an assumption agreement executed and delivered to the Term 2 Noteholders in form reasonably satisfactory to the Term 2 Noteholders, all the obligations of the Borrower under the Term 2 Notes, and this Agreement and the Security Documents, and in each case, this Agreement shall remain in full force and effect;

      (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing;

      (c) each Subsidiary Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of this Agreement), unless it is the other party to the transaction, shall, to the extent permitted by applicable law, have confirmed in writing that after consummation of such transaction its Subsidiary Guarantee shall apply, as such Subsidiary Guarantee applied on the date it was granted, to the obligations of the Borrower under the Term 2 Notes, to the obligations of the Borrower or such Person, as the case may be, under this Agreement and the Term 2 Notes; and

      (d) the Borrower or the Surviving Entity shall have delivered to the Term 2 Noteholders an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger, conveyance, transfer or lease and, if an assumption agreement is required in connection with such transaction or series of transactions, such assumption agreement comply with this Section 6.11, and that all conditions precedent in this Agreement relating to the transaction or series of transactions have been satisfied.

      Notwithstanding the foregoing, the Borrower is permitted to reorganize as a corporation; provided, that the Borrower shall have delivered to the Term 2 Noteholders an Opinion of Counsel in the United States confirming that the holders of the Term 2 Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such reorganization and will be subject to Federal income tax in the same manner and at the same times as would have been the case if such reorganization had not occurred, and the conditions set forth in clauses (a) through (d) of this Section 6.11 are satisfied.

      6.12. Successor Entity Substituted. Upon any consolidation, or merger or any transfer of all or substantially all of the assets of the Borrower in accordance with Section 6.11 in which the Borrower is not the continuing Person, the successor Person formed by such consolidation or into which the Borrower is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the Term 2 Notes with the same effect as if such surviving entity had been named as such, provided, however, that in the case of any transfer of all or substantially all of the assets of the Borrower, the predecessor Borrower shall not be relieved from the obligation to pay principal of and interest on the Term 2 Notes except where all of the Borrower's assets are sold in a transaction that meets the requirements of Section 6.11 hereof.

7. SUCCESSORS AND ASSIGNS

      7.1. Successors and Assigns. This Agreement and the other Note Purchase Documents shall be binding on and shall inure to the benefit of each Note Party and Term 2 Noteholder and their respective successors and assigns (including, in the case of any Note Party, a debtor-in-possession on behalf of such Note Party), except as otherwise provided herein or therein. No Note Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Note Purchase Documents without the prior express written consent of Term 2 Noteholder. Any such purported assignment, transfer, hypothecation or other conveyance by any Note Party without the prior express written consent of Term 2 Noteholder shall be void. Each assignment shall be subject to the provisions of Section 1.4. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Note Party and Term 2 Noteholder with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Note Purchase Documents. Subject to Section 1.4(c), the Term 2 Noteholder may assign, in whole or part, any of its rights under this Agreement or any Transaction Document to any Person and any holder of the Term 2 Note may assign, in whole or part, the Term 2 Note and any rights thereunder to any Person.

8. MISCELLANEOUS

      8.1. Complete Agreement: Modification of Agreement. This Agreement along with the other Note Purchase Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 8.2. Any agreement, if any, between any Note Party and Term 2 Noteholder or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect or which relates to the subject matter hereof shall be superseded by this Agreement.

      8.2. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any other Note Purchase Documents, or any consent to any departure by any Note Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Term 2 Noteholder.

      8.3. Certain Expenses. The Borrower shall pay all expenses of the Term 2 Noteholder (including, without limitation, reasonable fees, charges and disbursements of counsel) in connection with any amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Transaction Documents or any documents relating thereto, or consent to or departure from, the terms of any provision of this Agreement or such other documents.

      8.4. No Waiver. No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

      8.5. Remedies. Term 2 Noteholder's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Term 2 Noteholder may have under any other agreement, including the other Note Purchase Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required prior to the exercise of any other right, power or remedy that may be available to the Term 2 Noteholder.

      8.6. Severability. Wherever possible, each provision of this Agreement and the other Note Purchase Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Note Purchase Documents shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Note Purchase Documents.

      8.7. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Note Purchase Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Note Purchase Documents (other than the Security Documents), the provision contained in this Agreement shall govern and control.

      8.8. Confidentiality. Term 2 Noteholder agrees to use commercially reasonable efforts (equivalent to the efforts Term 2 Noteholder applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Note Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Term 2 Noteholder may disclose such information (a) to Persons employed or engaged by Term 2 Noteholder; (b) to any bona fide assignee, participant or potential assignee or participant in or to the Term 2 Note that has agreed to comply with the covenant contained in this Section 8.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Term 2 Noteholder to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Term 2 Noteholder's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Note Purchase Documents or in connection with any Litigation to which Term 2 Noteholder is a party; or (f) that becomes generally available to the public or otherwise ceases to be confidential through no fault of Term 2 Noteholder.

      8.9. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE NOTE PURCHASE DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE NOTE PURCHASE DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF

THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH NOTE PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE NOTE PARTIES AND TERM 2 NOTEHOLDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE PURCHASE DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE PURCHASE DOCUMENTS; PROVIDED THAT TERM 2 NOTEHOLDER AND THE NOTE PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE TERM 2 NOTEHOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF TERM 2 NOTEHOLDER. EACH NOTE PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH NOTE PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH NOTE PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH NOTE PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH NOTE PARTY AT THE ADDRESS SET FORTH IN ANNEX D OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH NOTE PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

      8.10. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 8.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex D or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower) designated in Annex D to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

      8.11. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

      8.12. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

      8.13. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG TERM 2 NOTEHOLDER AND ANY NOTE PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER NOTE PURCHASE DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

      8.14. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Note Party for liquidation or reorganization, should any Note Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Note Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

      8.15. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 8.9 and 8.13. with its counsel.

      8.16. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                          REPUBLIC ENGINEERED PRODUCTS, INC.

                                          By: /s/ George Strickler
                                              ------------------------------
                                              Name: George Strickler
                                              Title: Chief Financial Officer

                                          PERRY PRINCIPALS INVESTMENTS, L.L.C.,
                                          as Term 2 Noteholder

                                          By: /s/ Randall Borkenstein
                                              ----------------------------------
                                              Name: Randall Borkenstein
                                              Title: Authorized Person

        [SIGNATURE PAGE TO PERRY SENIOR SECURED NOTE PURCHASE AGREEMENT]

            The following Persons are signatories to this Agreement in their capacity as Note Parties and not as borrowers.

                                            PAV REPUBLIC, INC.

                                            By: /s/ E.J. Antonio III
                                                -------------------------------
                                                Name: E.J. Antonio III
                                                Title: Vice President

                                            REPUBLIC N&T RAILROAD, INC.

                                            By: /s/ George Strickler
                                                --------------------------------
                                                Name: George Strickler
                                                Title: Chief Financial Officer

                                            REPUBLIC MACHINE, LLC

                                            By: /s/ George Strickler
                                                --------------------------------
                                                Name: George Strickler
                                                Title: Chief Financial Officer

        [SIGNATURE PAGE TO PERRY SENIOR SECURED NOTE PURCHASE AGREEMENT]

                               ANNEX A (RECITALS)
                                       TO
                             NOTE PURCHASE AGREEMENT

                                   DEFINITIONS

            Capitalized terms used in the Note Purchase Documents shall have (unless otherwise provided elsewhere in the Note Purchase Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

            "Acceptable High Yield Notes" means notes issued by Borrower on a one-time basis which notes (a) have an aggregate principal amount of no less than $125,000,000, (b) mature no earlier than the seventh anniversary of the Closing Date, (c) have no amortization, (d) are secured by the same Liens, and with the same priority with respect to the Liens securing the Obligations (as defined in the Senior Credit Agreement on the date hereof), as the Liens presently securing the Term 1 Notes and the Term 2 Notes, and (e) are on terms otherwise reasonably acceptable to the Senior Agent, the proceeds of which notes must be used immediately to repay the Term 1 Notes, the Term 2 Notes and the Fleet Notes.

            "Account Debtor" means any Person who may become obligated to any Note party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

            "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Note Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Note Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Note Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Note Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Note Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Note Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

            "Acquisition Agreement" means that Amended and Restated Asset Purchase Agreement dated as of December 16, 2003 by and among Holdings, as purchaser, and Republic Engineered Products LLC, N&T Railway Company LLC, and Blue Steel Capital Corp., as sellers.

            "Acquired Indebtedness" means (i) Indebtedness of any Person existing at the time such Person is or became a Restricted Subsidiary or is assumed in an Asset Acquisition by the Borrower excluding Indebtedness incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition and (ii) Indebtedness secured by a Lien encumbering any asset acquired by the Borrower or any Restricted Subsidiary.

            "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Term 2 Noteholder.

            "Affiliate Transaction" has the meaning provided in Section 6.6.

            "Agreement" has the meaning ascribed to it in the recitals hereto.

            "Appendices" has the meaning ascribed to it in the recitals to the Agreement.

            "Asset Acquisition" means (a) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Stock, by the Borrower or any of the Restricted Subsidiaries in any other Person, in either case pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or shall be merged with or into the Borrower or any of the Restricted Subsidiaries or (b) any acquisition by the Borrower or any of the Restricted Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

            "Asset Sale" means (i) any direct or indirect sale, conveyance, transfer, lease or other disposition of property or assets (including by way of a sale and leaseback or securitization) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a "disposition") or (ii) the direct or indirect issuance or sale of Stock of any Restricted Subsidiary, in each case, other than: (a) a disposition of Cash Equivalents, Investment Grade Securities, or obsolete, worn out or surplus equipment in the ordinary course of business; (b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the provisions described in Section 6.11; (c) any Restricted Payment that is permitted to be made, and is made, under Section 6.4; (d) any disposition or series of related dispositions of property or assets not constituting Collateral with an aggregate Fair Market Value of less than $1.0 million; (e) any disposition of property or assets (including an issuance of Stock) by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; (f) any financing transaction with respect to the CAST-ROLL Facility and any other property not constituting Collateral built or acquired by the Borrower or any Restricted Subsidiary after the Issue Date, including, without limitation, sale-leasebacks and asset securitizations made in compliance with Section 6.2; (g) any disposition of inventory and work-in-process in the ordinary course of business; (h) issuances of Stock (other than Disqualified Stock) as directors' qualifying shares or as investments by foreign nationals mandated by applicable law; (i) the sale or other disposition of other Equipment and Real Estate Fixtures having a book value not exceeding $1,000,000 in the aggregate in any Fiscal Year; and (j) the incurrence of any Permitted Lien. For the avoidance of doubt, the definition of Asset Sale does not include any sale and leaseback of Collateral or any securitization of Collateral, both of which are prohibited by Section 6.2 of this Agreement.

            "Attributable Value" means as to any particular lease under which any Person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

            "Bankruptcy Law" means Title 11 of the U.S. Code or any similar federal, state or foreign law for the relief of debtors.

            "Base Amount" has the meaning provided in Section 6.4(b)(vi).

            "Board of Directors" means, with respect to any Person, the Board of Directors or comparable governing body (which may be the Board of Directors of a managing general partner of a partnership or managing member of a limited liability company or the Board of Directors of its managing general partner or managing member, as the case may be) of such Person or any committee thereof authorized to act for it hereunder. Unless the context requires otherwise, "Board of Directors" refers to the Board of Directors of the Borrower.

            "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary or other officer of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Term 2 Noteholders.

            "Borrower" has the meaning ascribed thereto in the preamble to the Agreement.

            "Business Day" means any day except a Saturday, a Sunday or any day on which banking institutions in New York, New York or Chicago, Illinois are required or authorized by law or other governmental action to be closed.

            "Business Interruption Insurance Proceeds" means direct proceeds of business interruption insurance solely to the extent attributable to claims arising as a consequence of events occurring prior to the Closing Date.

            "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

            "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purposes of this Agreement, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

            "Cash Equivalents" means, at any time,

            (A) with respect to Asset Sales of Collateral: (i) wire transfers of U.S. dollars in immediately available funds, (ii) certified checks, (iii) any evidence of Indebtedness with a maturity of 30 days or less issued or directly and fully guaranteed or issued by the United States of America or any agency or instrumentality thereof (provided the full faith and credit of the United States of America is pledged in support thereof), and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 30 days from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency; or

            (B) with respect to any other application: (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250.0 million; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (except an Affiliate of the Borrower) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation ("S&P") or at least P-I by Moody's Investors Service, Inc. ("Moody's"); (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency; (v) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(iv) above; and (vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P.

            "CAST-ROLL Facility" means (i) all now-owned or after-acquired real property and equipment (including the #4 Melt Shop) of the Borrower used in connection with the facility commonly known as the "Cast-Roll Facility" and located at 3707 Georgetown Road, N.E., Canton, Ohio, and used primarily in connection with the Borrower's business and operations at such location, (ii) all existing buildings, structures and other improvements located or erected thereon, (iii) all Real Estate Fixtures, (iv) all permits, licenses, franchises, certificates, consents, approvals and authorizations furnished in respect of the real property and improvements located thereon including, without limitation, building permits, certificates of occupancy and environmental certificates, (v) all leases, licenses and occupancy and concession agreements in respect of the real property and improvements located thereon and all rents, receipts, fees and other amounts payable thereunder, and (vi) all general intangibles, documents and proceeds (as each such term is defined in the Code) relating to the foregoing.

            "Certificate of Exemption" has the meaning ascribed to it in Section 1.4(c).

            "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Note Party, wherever located.

            "Closing" has the meaning ascribed to it in Section 1.1.

            "Closing Date" has the meaning ascribed to it in Section 1.1.

            "Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Note Purchase Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex B.

            "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Note Purchase Documents and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to Term 2 Noteholder's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

            "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject or required to be made subject to the Lien of the Security Documents.

            "Collateral Agent" means Perry Principals Investments, L.L.C., as collateral agent under the Security Documents until a successor replaces it in accordance with the provisions of this Agreement and the Security Documents, and thereafter, means each such successor.

            "Consolidated Cash Flow Available for Fixed Charges" means, with respect to the Borrower for any period, (a) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Net Income, (ii) Consolidated Non-cash Charges, (iii) Consolidated Interest Expense, (iv) Consolidated Income Tax Expense, (v) any fees, expenses or non-recurring charges related to any issuance of Stock, Permitted Investments, acquisitions, the acquisition or recapitalization of Indebtedness (in each case, whether or not successful) and fees, expenses or charges related to the Transactions to the extent reducing Consolidated Net Income for such period, less (b) any non-cash items to the extent increasing Consolidated Net Income for such period.

            "Consolidated Fixed Charge Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date of such determination (the "Calculation Date") for which financial statements are available (the "Four Quarter Period") to (ii) Consolidated Fixed Charges for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness by the Borrower or any of the Restricted Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Calculation Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first date of the Reference Period, (b) an adjustment to eliminate or include, as the case may be, the Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges of such Person directly or indirectly attributable to assets which are the subject of any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period, (c) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period, and (d) an adjustment to eliminate any net after-tax extraordinary gains or losses. For purposes of calculating "Consolidated Fixed Charges" for this "Consolidated Fixed Charge Coverage Ratio," (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date, (b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the Reference Period and (c) notwithstanding clauses (a) and (b) of this sentence, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations for the twelve month period following the Calculation Date, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements to the extent then applicable. If the Borrower or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness or a third Person, this definition shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Notwithstanding the foregoing, for the purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. In addition, for purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition or Investment, pro forma calculations (including, without limitation, with respect to cost savings and synergies) shall be determined in accordance with Regulation S-X under the Securities Act and the interpretations thereof by the SEC; provided that such computation shall be adjusted from time to time following the Asset Acquisition to eliminate cost savings and synergies that have either been realized (and therefore are reflected in actual results) or cannot reasonably be expected to be realized (whether based upon information and results obtained following the applicable Asset Acquisition or Investment or otherwise) by the Borrower and the Restricted Subsidiaries.

            "Consolidated Fixed Charges" means, with respect to the Borrower for any period, the sum of, without duplication, the amounts for such period of (a) the Consolidated Interest Expense of the Borrower and (b) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Disqualified Stock of the Borrower and the Restricted Subsidiaries and Preferred Stock of Restricted Subsidiaries on a consolidated basis.

            "Consolidated Income Tax Expense" means, with respect to the Borrower for any period, the provision for federal, state, local and foreign income taxes of the Borrower and the Restricted Subsidiaries for such period as determined on a consolidated, combined or unitary basis in accordance with GAAP.

            "Consolidated Interest Expense" means, with respect to the Borrower for any period, without duplication, the sum of (i) the interest expense (whether cash or non-cash) of the Borrower and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP to the extent deducted in calculating Consolidated Net Income, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations relating to interest (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all capitalized interest and all accrued interest and (ii) the interest component of Capitalized Lease Obligations or any other obligations representative of interest expense associated with any Sale-Leaseback Transaction paid, accrued and/or scheduled to be paid or accrued by the Borrower and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP to the extent deducted in calculating Consolidated Net Income.

            "Consolidated Net Income" means, with respect to the Borrower, for any period, the consolidated net income (or loss) of the Borrower and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) all net after-tax extraordinary gains or losses, (b) the portion of net income (but not losses) of the Borrower and the Restricted Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by the Borrower or one of the Restricted Subsidiaries, (c) net income (or loss) of any person combined with the Borrower or one of the Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (d) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis, (e) gains or losses in respect of any Asset Sales by the Borrower or one of the Restricted Subsidiaries, (f) the cumulative non-cash effect of any change in any accounting principle, (g) the non-cash effect of compensation expense related to the contribution of shares held by any qualified employee stock ownership trust formed for employees of the Borrower and the Restricted Subsidiaries, and (h) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, law, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholder(s).

            "Consolidated Non-cash Changes" means, the aggregate depreciation, amortization and other non-cash expenses of the Borrower and the Restricted Subsidiaries (including any non-cash charges related to any employee stock ownership plan and workforce reduction charges) reducing Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which required an accrual of or a reserve for cash charges for any future period).

            "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles shown on the balance sheet of the Borrower and the Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

            "Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Note Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Note Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

            "Copyright License" means any and all rights now owned or hereafter acquired by any Note Party under any written agreement granting any right to use any Copyright or Copyright registration.

            "Copyrights" means all of the following now owned or hereafter adopted or acquired by any Note Party: all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof.

            "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

            "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

            "Disclosure Schedules" means the Schedules prepared by Borrower and denominated as Disclosure Schedules 3.2A, 3.2B, 3.2C, 3.4, 5.4, 6.1B(ii) in the Index to the Agreement.

            "Disqualified Stock" means, with respect to any Person, any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Term 2 Notes, but only to the extent such Stock so matures or is exchangeable or redeemable.

            "Documents" means any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Note Party, wherever located.

            "Dollars" or "$" means lawful currency of the United States of America.

            "Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.Sections 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C.Sections 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act

(7 U.S.C. Sections 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. Sections 6901 et seq.); the Toxic Substance Control Act (15 U.S.C.Sections 2601 et seq.); the Clean Air Act (42 U.S.C.Sections 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C.Sections 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C.Sections 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

            "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, and arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

            "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

            "Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Note Party, wherever located and, in any event, including all such Note Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

            "ERISA Affiliate" means, with respect to any Note Party, any trade or business (whether or not incorporated) that, together with such Note Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

            "Exchange Act Report" has the meaning ascribed to it in Section 5.6.

            "Existing: Liens" has the meaning ascribed to that term under the definition of "Permitted Collateral Liens."

            "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Borrower acting in good faith and shall be evidenced by a Board Resolution of the Borrower delivered to the Term 2 Noteholder except (a) any determination of Fair Market Value or fair value made with respect to any parcel of real property and related fixtures constituting a part of, or proposed to be made a part of, the Collateral shall be made by an Independent Appraiser, (b) any determination of Fair Market Value with respect to any assets to be valued at $4.0 million or more that is contributed as or received in exchange for Stock of the Borrower that is to be included in clause (B) of paragraph (a) of Section 6.4 shall be made by an Independent Financial Advisor; (c) any determination of Fair Market Value with respect to any Collateral to be valued at $2.0 million or more that is to be the subject of an Asset Sale shall be made by an Independent Appraiser or Independent Financial Advisor, as appropriate, and (d) as otherwise indicated in this Agreement or the Security Documents.

            "Financial Statements" means the consolidated income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.2.

            "Fiscal Quarter" means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

            "Fiscal Year" means any of the annual accounting periods of Borrower ending on December 31 of each year.

            "Fleet Notes" means those certain 10% Senior Notes due August 31, 2009 issued pursuant to that certain Note Purchase Agreement, dated as of December 19, 2003, among the Borrower, certain Guarantors and the holders of such notes.

            "Fleet Notes Intercreditor Agreement" means the Security Interest Subordination Agreement, dated as of May 20, 2004, among Borrower, GE Capital, the holders of the Fleet Notes and the collateral agent for the Fleet Notes.

            "Foreign Lender" has the meaning ascribed to it in Section 1.4(c).

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the Issue Date.

            "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

            "General Intangibles" means "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Note Party, including all right, title and interest that such Note Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefore and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and. Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Note Party or any computer bureau or service company from time to time acting for such Note Party.

            "Goods" means any "goods" as defined in the Code, now owned or hereafter acquired by any Note Party, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

            "Government Assisted Indebtedness" means Indebtedness of the Borrower or any of the Restricted Subsidiaries incurred from any federal, state or local Governmental Authority, or for which any such Governmental Authority provides direct or indirect credit support, including under any industrial revenue bonds.

            "Government Assisted Indebtedness (New York)" means Government Assisted Indebtedness from any state or local Governmental Authority of the State of New York in an aggregate principal amount at any time outstanding not exceeding $5.0 million incurred in connection with (x) the relocation of the following assets to the Lackawanna Hot Rolled Bar Plant in Blasden, New York: the quality verification inspection lines, known as the "QVL"s, from the Canton Plant and the magnetic analysis inspection stands known as the "MACs" or "ROTOMACs" from the Chicago Finishing Plant and (y) the acquisition of additional equipment and fixtures for, and the improvement and refurbishment of, such relocated assets, provided that no principal payments shall be required to be paid with respect to such Government Assisted Indebtedness prior to the final Maturity Date of the Term 2 Notes except for de minimus amounts required by (i) applicable law or regulations or (ii) the rules and practices of the state or local Governmental Authority providing such Government Assisted Indebtedness.

            "Government Assisted Indebtedness (Ohio)" means Government Assisted Indebtedness from any state or local Governmental Authority of the State of Ohio in an aggregate principal amount at any time outstanding not exceeding $10.0 million (including that principal outstanding on the date hereof) incurred in connection with the acquisition of equipment and fixtures for, and the improvement and refurbishment of, the Four Stand facilities situated in the Primary Mill at the Lorain Plant located in Lorain, Ohio.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guaranteed Indebtedness" means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or
(e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

            "Guarantees" means, collectively, the Holdings Guaranty, each Subsidiary Guarantee and any other guaranty executed by any Guarantor in favor of Term 2 Noteholder in respect of the Obligations.

            "Guarantors" means Holdings, each Subsidiary Guarantor and each other Person, if any, that executes a guaranty or other similar agreement in favor of Term 2 Noteholder in connection with the transactions contemplated by the Agreement and the other Note Purchase Documents.

            "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance, "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any traction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

            "Holdings" has the meaning ascribed thereto in the recitals to the Agreement.

            "Holdings Guaranty" means the guaranty of even date herewith executed by Holdings in favor of Term 2 Noteholder.

            "incur" means, with respect to any Indebtedness, to directly or indirectly, create, incur, assume, issue, guarantee or otherwise become liable for or with respect to such Indebtedness, and the terms "incurred," "incurrence" and "incurring" having meanings correlative to the foregoing.

            "Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business and which are not overdue by more than 6 months unless being contested in good faith (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than statutory Liens) upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such Person, (g) all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all Interest Rate Protection Obligations of such Person and (i) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the Borrower of such Disqualified Stock. When any Person becomes a Restricted Subsidiary, there shall be deemed to have been an incurrence by such Restricted Subsidiary of all Indebtedness for which it is liable at the time it becomes a Restricted Subsidiary. If the Borrower or any of the Restricted Subsidiaries, directly or indirectly, guarantees Indebtedness of a third Person, there shall be deemed to be an incurrence of such guaranteed Indebtedness as if the Borrower or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

            "Indemnified Liabilities" has the meaning ascribed to it in Section 1.3.

            "Indemnified Person" has the meaning ascribed to it in Section 1.3.

            "Independent Appraiser" means a reputable, nationally recognized Person or firm who in the ordinary course of its business appraises property and, where real property is involved, is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where such real property is situated who (a) does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in the Borrower or any of its Subsidiaries, and (b) in the judgment of the Board of Directors of the Borrower, is otherwise independent and qualified to perform the task for which it is to be engaged.

            "Independent Financial Advisor" means a reputable, nationally recognized investment banking, appraisal, consulting or public accounting firm
(a) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in the Borrower or any of its Subsidiaries and (b) which, in the judgment of the Board of Directors of the Borrower, is otherwise independent and qualified to perform the task for which it is to be engaged.

            "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Note Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

            "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

            "Interest Expense" means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

            "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

            "Inventory" means any "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Note Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Note Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Note Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

            "Investment" means, with respect to any Person, (i) any direct or indirect loan, advance (other than advances to customers and employees for moving, entertainment, travel expenses and commissions, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (other than trade credit) or capital contribution to any Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or (ii) any purchase or acquisition by such Person of any Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investments" shall not include (x) accounts receivable and extensions of credit by any Person in the ordinary course of business and (y) Investments to the extent made with consideration which consists of Stock (other than Disqualified Stock) of the Borrower. In addition to the foregoing, any Currency Agreement shall constitute an Investment hereunder.

            "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, and (iii) investments in any fund that invests 95% of their assets in securities in the type described in clauses (i) and (ii) above.

            "Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by any Note Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Note Party, including the rights of such Note Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Note Party;
(iv) all commodity contracts of any Note Party; and (v) all commodity accounts held by any Note Party.

            "IPO" means any fully distributed public offering of Stock of Holdings.

            "IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

            "IRS" means the Internal Revenue Service.

            "Issue Date" means May 20, 2004, the date of original issuance of the Term 2 Notes.

            "Legal Holiday" means any day other than a Business Day.

            "Letter-of Credit Rights" means "letter-of-credit rights" as such term is defined in the Code, now owned or hereafter acquired by any Note Party, including rights to payment or performance under a letter of credit, whether or not such Note Party, as beneficiary, has demanded or is entitled to demand payment or performance.

            "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Note Party.

            "Lien" means any mortgage, charge, lease, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. For purposes of this Agreement, a person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement In no event shall an operating lease be deemed to constitute a Lien.

            "Litigation" means any action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Note Party, threatened against any Note Party, before any Governmental Authority or before any arbitrator or panel of arbitrators.

            "Majority Holders" means at any determination thereof the holders of more than (a) a majority in aggregate principal amount of the outstanding Term 1 Notes, and (b) a majority in aggregate principal amount of the outstanding Term 2 Notes.

            "Mandatory Payment" has the meaning ascribed to it in Section 5.9

            "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or financial or other condition of Borrower or the Note Parties taken as a whole, (b) Borrower's ability to pay any of the Term 2 Notes or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Term 2 Noteholder's Liens, on behalf of itself and Term 2 Noteholder, on the Collateral or the priority of such Liens, or (d) Term 2 Noteholder's rights and remedies under the Agreement and the other Note Purchase Documents.

            "Mortgage" means each mortgage instrument and assignment of leases and rents, substantially in the form of those documents entered into on the date hereof (including such changes to such form as may be necessary or desirable to conform to applicable local laws or customs regarding property in the jurisdiction where such instrument is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

            "Mortgaged Property" means any Real Property that is subject to a Mortgage.

            "Multiemplover Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which any Note Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make within the past six (6) years, contributions on behalf of participants who are or were employed by any of them.

            "Net Business Interruption Insurance Proceeds" means Business Interruption Insurance Proceeds less taxes payable thereon.

            "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents net of (a) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale; (b) provisions for all taxes payable as a result of such Asset Sale, (c) amounts required to be applied to the repayment of principal and interest on Indebtedness required, to be paid as a result of such transaction to the extent secured by a Lien on such Property that is permitted hereunder or under the applicable Security Document and to the extent the operative agreement relating to such Indebtedness requires or otherwise permits such a repayment; and (d) appropriate amounts to be provided by the Borrower or any of the Restricted Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any of the Restricted Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any representation, warranties or indemnification obligations associated with such Asset Sale, provided that the aggregate amount provided by the Borrower or any of the Restricted Subsidiaries, as the case may be, for the reserves contemplated by this clause (d) in connection with any Asset Sale of Collateral shall not exceed 10% of the aggregate proceeds received in connection with such Asset Sale.

            "Noteholder Collateral" has the meaning ascribed thereto in the Subordination Agreement.

            "Noteholder Insurance Collateral" has the meaning ascribed thereto in the Subordination Agreement.

            "Note Parties" means Holdings, Borrower, and each of their respective domestic Subsidiaries.

            "Note Purchase Agreement (Term 1)" means that certain Senior Subordinated Note Purchase Agreement, dated the date hereof, between the Borrower and the Term 1 Noteholder.

            "Note Purchase Documents" means the Agreement, the Term 2 Notes, the Security Documents, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Term 2 Noteholder and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Note Party, or any employee of any Note Party, and delivered to Term 2 Noteholder in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Note Purchase Documents to a Note Purchase Documents shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Note Purchase Documents as the same may be in effect at any and all times such reference becomes operative.

            "Obligations" means all loans, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any

Note Party to Term 2 Noteholder, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Note Purchase Documents. This term includes all principal and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Note Party in bankruptcy, whether or not allowed in such case or proceeding) and fees, expenses, attorneys' fees and any other sum chargeable to any Note Party under the Agreement or any of the other Note Purchase Documents.

            "Officer" means, with respect to the Borrower, the Chairman of the Board of Directors, the President, the Chief Executive Officer, any Vice President, any General Manager, the General Counsel, the Chief Financial Officer, the Secretary, the Associate General Counsel, the Treasurer, or the Controller of the Borrower, as the case may be.

            "Officers' Certificate" means a certificate signed by one or more Officers or by an Officer and an Assistant Treasurer or Assistant Secretary of each of the Borrower, as the case may be.

            "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Term 2 Noteholder, which may include counsel to the Borrower.

            "Patent License" means rights under any written agreement now owned or hereafter acquired by any Note Party granting any right with respect to any invention on which a Patent is in existence.

            "Patents" means all of the following in which any Note Party now holds or hereafter acquires any ownership interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

            "Permitted Collateral Liens" means (i) the Liens created by the Term 2 Notes, the Term 1 Notes, the Senior Debt, the Note Purchase Documents, the Term 1 Loan Document, and the Senior Loan Documents; (ii) after giving effect to the Sale Order, Liens on the Collateral existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date, as such Liens are more specifically described in the Security Documents ("Existing Liens"); (iii) Liens for taxes, assessments or other governmental charges or levies not yet delinquent; (iv) carriers', warehousemen's, mechanics', materialmen's, repairmen's, laborers' employees' or suppliers' or other like Liens on the Collateral arising in the ordinary course of business and securing obligations that are not due and payable; (v) Liens securing Government Assisted Indebtedness (Ohio) on Collateral that is acquired, refurbished, improved or relocated utilizing the proceeds of such Government Assisted Indebtedness; provided that (x) such Liens are pari passu with, or junior in priority to, the Lien on such Collateral in favor of the Term 2 Noteholder and the Holders and
(y) the holders of such Government Assisted Indebtedness (Ohio) have agreed to subordinate their right to accelerate such Indebtedness to the prior acceleration of the Term 2 Notes; (vi) Liens securing Government Assisted Indebtedness (New York) on Collateral that is acquired, refurbished, improved or relocated utilizing the proceeds of such Government Assisted Indebtedness; provided that (x) such Liens are pari passu with, or junior in priority to, the Lien on such Collateral in favor of the Term 2 Noteholder and the Holders and
(y) the holders of such Government Assisted Indebtedness (New York) have agreed to subordinate their right to accelerate such Indebtedness to the prior acceleration of the Term 2 Notes; (vii) Liens securing the Fleet Notes, and
(viii) any other Liens on the Collateral expressly permitted by the applicable Security Documents or by the Senior Debt Documents as in effect on the date hereof.

            "Permitted Investments" means any of the following: (a) (i) Investments in any Restricted Subsidiary (including any Person that pursuant to such Investment becomes a Restricted Subsidiary) and (ii) Investments in any Person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Borrower or any Restricted Subsidiary at the time such Investment is made; (b) Investments in Cash Equivalents or Investment Grade Securities; (c) Investments in deposits with respect to leases or utilities provided to third parties in the ordinary course of business; (d) Investments in the Term 2 Notes; (e) Investments in Currency Agreements, Interest Rate Protection Obligations and commodities hedging arrangements permitted by clause (vi) or (vii) of Section 6.1(b); (f) loans or advances to officers or employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Borrower and the Restricted Subsidiaries (including travel and moving expenses) not in excess of $2.0 million in the aggregate at anyone time outstanding: (g) Investments in evidences of Indebtedness, securities or other property received from another Person by the Borrower or any of the Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such Person held by the Borrower or any of the Restricted Subsidiaries, or for other liabilities or obligations of such other Person to the Borrower or any of the Restricted Subsidiaries that were created in accordance with the terms of this Agreement; (h) so long as no Default or Event of Default has occurred and is continuing at the time such Investment is made, Investments in an amount not to exceed the greater of (i) $20.0 million and (ii) 1.0% of Consolidated Tangible Assets of the Borrower at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (i) any Investment constituting a Restricted Payment received pursuant to and in compliance with Section 6.1; (j) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; (k) investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business; (1) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 6.5 or any other disposition of assets not constituting an Asset Sale; (m) any Investment existing on the Issue Date; and (n) other investments not exceeding $250,000 in the aggregate at any time outstanding.

            "Permitted Holders" means Perry Capital, L.P. and Perry Partners International, Inc. and their respective Affiliates.

            "Permitted Liens" means, with respect to any Person and as to any property other than the Collateral, (a) Liens to secure the Senior Debt Documents and the Term 1 Notes Documents, (b) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are for less than $10.0 million in the aggregate, or which are being validly contested in good faith by appropriate proceedings or for property taxes on property that the Borrower or any of its Restricted Subsidiaries bas determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property; (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's, laborers', employees' or suppliers' or other like Liens on property of the Borrower or any of the Restricted Subsidiaries arising in the ordinary course of business and securing obligations that are not due and payable or that are being contested in good faith by negotiations or appropriate proceedings and in respect of which, if applicable, the Borrower or the relevant Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;
(d) pledges and deposits made in the ordinary course of business by the Borrower or any of the Restricted Subsidiaries in compliance with the Federal Employers Liability Act or any other workmen's compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations; (e) deposits by the Borrower or any of the Restricted Subsidiaries to secure the performance of tenders, bids, contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations). statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; (f) zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of Real Property and other similar encumbrances incurred by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business which, individually and in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries; (g) Liens consisting of interests of lessors under capital or operating leases; (h) Liens securing judgments, decrees or orders against the Borrower or any of the Restricted Subsidiaries, so long as such judgment, decree or order is for less than $250,000 or such Lien is being contested in good faith and is adequately bonded, any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (i) any leases or subleases to other Persons of properties or assets owned or leased by the Borrower or any of the Restricted Subsidiaries; (j) any Lien arising by operation of law pursuant to Section 107(1) of CERCLA, 42 U.S.C.
Section 9607(1), or pursuant to analogous state law, for costs or damages which are not yet due (by virtue of a written demand for payment by a government authority) or which are being contested in good faith by appropriate proceedings, or on property that the Borrower or any of the Restricted Subsidiaries has determined to abandon if the sale recourse for such costs or damages is to such property; provided that the liability of the Borrower and the Restricted Subsidiaries with respect to the matter giving rise to all such Liens shall not, in the reasonable estimate of the Borrower (in the light of all attendant circumstances, including the likelihood of contribution by third parties), exceed $25.0 million; (k) Liens that are contractual rights of setoff
(1) relating to the establishment by the Borrower or any of its Subsidiaries of depository relations with banks not given in collection with the issuance of Indebtedness or (2) pertaining to pooled deposit and/or sweep accounts of the Borrower and/or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries; (1) Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit; (m) the sale of accounts receivable in connection with collection in the ordinary course of business; (n) construction Liens arising in the ordinary course of business, including Liens for work performed for which payment has not been made, securing obligations that are not due and payable or are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or the relevant Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP; (o) Liens securing Currency Agreements, Interest Rate Protection Obligations and commodity hedging agreements; (p) any other Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and setoff; (q) purchase money Liens to finance the acquisition of property or assets of the Borrower or any Restricted Subsidiary of the Borrower acquired in the ordinary course of business; provided that (1) the related purchase money Indebtedness shall not be secured by or extend to any Collateral or any other property or assets of the Borrower or any Restricted Subsidiary other than the property or assets so acquired, (2) the amount of Indebtedness secured by any such Lien shall not exceed the purchase price of the property or assets acquired and (3) Lien securing such Indebtedness either (x) exists at the time of such acquisition or construction or (y) shall be created within 180 days of such acquisition; (r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (s) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien or Liens permitted under this Agreement and which has been incurred in accordance with the provisions of this Agreement: provided that such Liens do not extend to or cover any property or assets of the Borrower or any of the Restricted Subsidiaries not securing the Indebtedness so refinanced: (t) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (u) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(v) Liens securing Acquired Indebtedness permitted by Section 6.1; provided that
(1) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary thereof and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary thereof and (2) such Liens do not extend to or cover any property or assets of the Borrower or any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Borrower or such Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Borrower or such Restricted Subsidiary; (w) Liens on assets acquired or constructed after the Issue Date and not constituting Collateral securing Indebtedness not to exceed 70% of the lower of the cost of construction or acquisition of such assets or the fair market value of such assets, in each case determined at the time of incurrence of such Indebtedness; and (x) Liens securing the Fleet Notes.

            "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereto).

            "Plan" means, at any time, an "employee benefit plan," as defined in
Section 3(3) of ERISA, that any Note Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Note Party.

            "PPE Access" means the right of Term 2 Noteholder or any of its agents or designees to use any and all property, plant or equipment of any Note Party to take possession of or fully process Inventory in any manner necessary or desirable for the Term 2 Noteholder to realize the full value of such Inventory in connection with the sale or other disposition thereof.

            "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of this Agreement, and including, without limitation, all classes and series of preferred or preference stock of such Person.

            "Prior Credit Agreement" means that certain Credit Agreement, dated as of December 19, 2003, as amended, among the Borrower, the lenders party thereto, and Perry Partners, LP., as lender.

            "Prior Lender" means Perry Partners, L.P., as lender under the Prior Credit Agreement.

            "Prior Lender Obligations" means the obligations owed to the Prior Lender pursuant to the Prior Credit Agreement.

            "Prior Lien" has the meaning assigned to such term in the applicable Security Document.

            "Proceeds" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Note Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Note Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Note Party against third parties
(i) for past, present or future infringement of any Patent or Patent License, or
(ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Note Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

            "Pro Forma" means the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of April 1, 2004 after giving pro forma effect to the Related Transactions.

            "Projections" means Borrower's forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; (d) capitalization statements; and (e) Borrowing Availability, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable. and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

            "Property" means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including ownership interests of any Person.

            "Real Estate" means all of the real property owned, leased, subleased, or used by any Note Party.

            "Real Estate Fixtures" means only such "equipment" as defined in the Code which is (i) affixed to any Real Property, (ii) considered a fixture or a part of the Real Property under applicable law and (iii) integral to the occupancy or customarily used by occupants in connection with the occupancy of the land or in the operation of the buildings, structures and improvements thereon as such, as opposed to manufacturing or other business operations conducted therein or therefrom and, in any event, shall include, without limitation, all switchboards, utility systems, sprinkler and alarm systems or other fire prevention or extinguishing apparatus and materials, HVAC equipment, boilers, oil boilers, telecommunications equipment, refrigeration, electronic monitoring, water or lighting systems, power, sanitation, waste removal, pollution abatement or control, elevators, window cleaning, maintenance or other systems or equipment, appliances or supplies, all heating apparatus, generators, plumbing, lighting and gas fixtures, laundry, ventilating and air conditioning equipment, all awnings, blinds, screens, storm sashes, pumping equipment, electrical equipment, including transformers, radiators and piping, coal stokers, plumbing and bathroom fixtures, washtubs, sinks, stoves, ranges, window shades, motors, generators, dynamos, kitchen cabinets, incinerators, plants and shrubbery and all other articles used or useful in connection with the use, operation, maintenance or repair of any part of the Real Property, together with any and all modifications, renewals, improvements, alterations, repairs, substitutions, attachments, additions, accessions and other property now or hereafter affixed thereto or used in connection therewith, all replacements and all parts therefore, and together with all substitutes for any of the foregoing.

            "Real Property" means any interest in any real property or any portion thereof whether owned in fee or leased or otherwise owned.

            "Refinancing" means the repayment in full by Borrower of the Prior Lender Obligations on the Closing Date.

            "Refinancing Indebtedness" means (a) Indebtedness of the Borrower or a Subsidiary Guarantor to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension or refunding) all or any part of any Indebtedness of the Borrower or any of the Restricted Subsidiaries and (b) Indebtedness of any Restricted Subsidiary (other than a Subsidiary Guarantor) to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension or refunding) all or any part of any Indebtedness of a Restricted Subsidiary (other than a Subsidiary Guarantor), in each such event; provided that (i) the principal amount of Indebtedness incurred pursuant to this definition (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the accreted value of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced (less any discount from principal amount due upon payment pursuant to the terms of such Indebtedness) was not incurred in violation of this Agreement, (ii) in the case of Indebtedness incurred pursuant to this definition by the Borrower or any Subsidiary Guarantor, such Indebtedness do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Note Party or the Term 2 Noteholders, as determined by the Term 2 Noteholders than the terms of the Indebtedness being refinanced, amended or modified, and (iii) if the Indebtedness to be refinanced is Subordinated Indebtedness, the Indebtedness to be incurred pursuant to this definition shall also be Subordinated Indebtedness.

            "Register" has the meaning ascribed to it in Section 1.5.

            "Related Transactions" means the initial borrowing under Senior Credit Agreement, the Note Purchase Agreement (Term 1) and the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

            "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

            "Required Filing Dates" has the meaning ascribed to it in Section
5.6.

            "Restricted Payment" has the meaning provided in Section 6.4.

            "Restricted Subsidiary" means each Subsidiary of the Borrower.

            "Sale-Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Security Agreement" means the Security Agreement of even date herewith entered into by and among Term 2 Noteholder and each Note Party that is a signatory thereto.

            "Senior Agent" means General Electric Capital Corporation in its capacity as Agent for the Senior Lenders or its successor appointed pursuant to
Section 9.7 of the Senior Credit Agreement.

            "Senior Credit Agreement" has the meaning set forth in the recitals to this Agreement.

            "Senior Credit Facility" has the meaning ascribed to it in the recitals hereto.

            "Security Documents" means the Security Agreement, the Mortgages, the Guarantees, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

            "Senior Debt" means any debt incurred under the Senior Credit Agreement.

            "Senior Debt Documents" shall mean the Senior Credit Agreement, the Revolving Notes, the Swing Line Note, the Security Agreement, the Pledge Agreement, the Guarantees, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Master Standby Agreement, the Master Documentary Agreement, and all other agreements, documents and instruments evidencing or pertaining to all or any portion of the Senior Debt.

            "Senior Lenders" means the lenders party from time to time to the Senior Credit Agreement.

            "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and
(d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

            "Specified Facility" means each of the following: (i) the Massillon Cold Finish Bar Plant in Massillon, Ohio; (ii) the Gary Cold Finished Bar Plant in Gary, Indiana; (ui) the

Lackawanna Hot Rolled Bar Plant in Blasdell, New York; (iv) any of the following facilities at the Canton Plant in Canton, Ohio: the Melt Shop, the Cast Roll, or the Bar Billet Conditioning facility; and (v) any of the following facilities at the Lorain Plant in Lorain, Ohio: the Blast Furnace, the BOP Shop, the Billet Caster, the Bloom Caster, the Primary Mill (includes the four stand), or the "9/10" Mill.

            "Stated Maturity" means, when used with respect to any Term 2 Note or any installment of interest thereon, the date specified in such Term 2 Note as the fixed date on which the principal of such Term 2 Note or such installment of interest is due and payable, and when used with respect to any other indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

            "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

            "Subordinated Indebtedness" means Indebtedness of the Borrower or a Subsidiary Guarantor which is expressly subordinated in right of payment to the Term 2 Notes or the Guarantee of such Guarantor, as the case may be.

            "Subordination Agreement" means that certain Intercreditor, Subordination, Lien Priority and Access Agreement, dated of even date herewith, among Borrower, GE Capital, the Term 1 Noteholder and the Term 2 Noteholder.

            "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

            "Subsidiary Guarantee" means the guarantee of the Subsidiary Guarantors granted at the Issue Date and any additional Subsidiary Guarantee required to be delivered in accordance with Section 6.10 of this Agreement.

            "Subsidiary Guarantor" means (a) each domestic Subsidiary of the Borrower that owns or holds any Collateral and (b) any other domestic Subsidiary of the Borrower that guarantees the Term 2 Notes, but shall not include Holdings.

            "Supporting; Obligations" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

            "Survey" means a survey of any parcel of real property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state or province in which such property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof (unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery),
(iii) certified by the surveyor in a manner reasonably acceptable to the title company providing title insurance in respect of the Liens granted under the Mortgages and (iv) complying in all respects with the minimum detail requirements of the American Land Title Association, or local or foreign equivalent, as such requirements are in effect on the date of preparation of such survey, or that is otherwise reasonably acceptable to the Collateral Agent (giving consideration to the applicable transaction).

            "Surviving Entity" has the meaning provided in Section 6.11.

            "Taxes" means taxes, levies, imposts, deductions, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Term 2 Noteholder by the jurisdictions under the laws of which the Term 2 Noteholder is organized or conduct business or any political subdivision thereof.

            "Term 1 Note" has the meaning ascribed to it in the recitals hereto.

            "Term 1 Noteholder" means the holder or holders of the Term 1 Notes.

            "Term 1 Notes Documents" means the Note Purchase Agreement (Term 1), the Term 1 Notes, the Term 1 Security Documents, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, the Term 1 Noteholder and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Note Party, or any employee of any Note Party, and delivered to the Term 1 Noteholder in connection with the Agreement or the transactions contemplated thereby.

            "Term 1 Security Documents" means the "Security Documents" as defined in the Note Purchase Agreement (Term 1).

            "Term 2 Note" has the meaning ascribed to it in Section 1.

            "Term 2 Noteholder" has the meaning set forth in the recitals to this Agreement.

            "Title IV Plan" means an employee pension benefit plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Note Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

            "Trademark License" means rights under any written agreement now owned or hereafter acquired by any Note Party granting any right to use any Trademark.

            "Trademarks" means all of the following now owned or hereafter adopted or acquired by any Note Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

            "Transaction Documents" means the Senior Debt Documents, the Term I Note Purchase Documents and the Note Purchase Documents.

            "Transactions" means the transactions contemplated by the Acquisition Agreement.

            "Trust Moneys" means all cash or Cash Equivalents received by the Term 1 Noteholder, the Term 2 Noteholder or the Collateral Agent, as the case may be: (a) upon the release of property from the Lien of any of the Security Documents or the Term 1 Security Documents, including all moneys received in respect of the principal of all purchase money, governmental and other obligations; (b) as compensation for, or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to any order of, a governmental authority or otherwise disposed of; (c) as proceeds of insurance upon any, all or part of the Noteholder Collateral (1) to the extent attributable to claims arising as a consequence of events occurring prior to the Closing Date, if, but only if, Borrowing Availability (as defined in the Senior Credit Agreement on the date hereof) is less than $40,000,000, and (2) to the extent attributable to claims arising as a consequence of events occurring on or after the Closing Date, in all such cases (other than any liability insurance proceeds payable to the Term 1 Noteholder, the Term 2 Noteholder or the Collateral Agent, as the case may be, for any loss, liability or expense incurred by it); (d) pursuant to certain provisions of the Mortgages; (e) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Term 1 Noteholder, the Term 2 Noteholder or the Collateral Agent, as the case may be, or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents, the Term 1 Security Documents or otherwise; or (f) for application under this Agreement, any Security Document or any Term 1 Security Documents.

            "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Note Party or any ERISA Affiliate as a result of such transaction.

            "U.S. Bank Indenture" means that certain Indenture, dated as of December 19, 2003 among Borrower, certain guarantors, U.S. Bank National Association, as trustee and collateral agent

            "U.S. Bank Notes" means those certain 10% Senior Notes due August 31, 2009 issued pursuant to the U.S. Bank Indenture.

            "Voting Stock" means any class or classes of Stock of a Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote in the election of the Board of Directors, managers or trustees of such Person (irrespective of whether or not, at the time, Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

            "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Stock is owned by the Borrower or one or more Wholly-Owned Restricted Subsidiaries of the Borrower. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

            All undefined terms contained in any of the Note Purchase Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

            Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Note Purchase Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Note Purchase Documents refers to the knowledge (or an analogous phrase) of any Note Party, such words are intended to signify that such Note Party has actual knowledge or awareness of a particular fact or circumstance or that such Note Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

                            ANNEX B (SECTION 2.1(A))
                                       TO
                             NOTE PURCHASE AGREEMENT

                                CLOSING CHECKLIST

            In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Term 2 Noteholder in form and substance satisfactory to Term 2 Noteholder on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

            A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Term 2 Noteholder.

            B. Security Documents. Duly executed originals of the Security Documents, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

            C. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Term 2 Noteholder, in favor of, and on behalf of Term 2 Noteholder.

            D. Security Interests and Code Filings. (a) Evidence satisfactory to Term 2 Noteholder that Term 2 Noteholder has a valid and perfected first priority security interest in the Collateral to the extent required under the Security Documents, including (i) such documents duly executed by each Note Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Term 2 Noteholder may request in order to perfect its security interests in the Collateral to the extent required under the Security Documents and (ii) copies of Code search reports listing all effective financing statements that name any Note Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date) and Permitted Liens.

            (b) Evidence reasonably satisfactory to Term 2 Noteholder, including copies, of all UCC-I and other financing statements filed in favor of any Note Party with respect to each location, if any, at which Inventory may be consigned.

            E. Payoff Letter; Termination Statements. Copies of a duly executed payoff letter, in form and substance reasonably satisfactory to Term 2 Noteholder, by and between all parties to the Prior Lender loan documents evidencing repayment in full of all Prior Lender Obligations, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Term 2 Noteholder, manually signed by the Prior Lender releasing all liens of Prior Lender upon any of the personal property of each Note Party, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of Prior Lender or relating to the Prior Lender Obligations.

            F. Holdings Guaranty. Duly executed originals of the Holdings Guaranty, dated the Closing Date, and all documents, instruments and agreements executed pursuant thereto.

            G. Subsidiary Guarantees. Guarantees executed by and each direct and indirect Subsidiary of Borrower in favor of Term 2 Noteholder, for the benefit of Term 2 Noteholder.

            H. Charter and Good Standing. For each Note Party, such Person's (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

            I. Bylaws and Resolutions. For each Note Party, (a) such Person's bylaws, together with all amendments thereto and (b) resolutions of such Person's Board of Directors approving and authorizing the execution, delivery and performance of the Note Purchase Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

            J. Incumbency Certificates. For each Note Party, signature and incumbency certificates of the officers of each such Person executing any of the Note Purchase Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct ..and complete.

            K. Opinions of Counsel. Duly executed originals of opinions of Kirkland & Ellis, counsel for the Note Parties, together with any local counsel opinions reasonably requested by Term 2 Noteholder, each in form and substance reasonably satisfactory to Term 2 Noteholder and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel trom the Note Parties, authorizing and directing such counsel to address its opinion to Term 2 Noteholder, on behalf of Term 2 Noteholder, and to include in such opinion an express statement to the effect that Term 2 Noteholder is authorized to rely on such opinion.

            L. Accountants' Letter. A letter from the Note Parties to their independent auditors authorizing the independent certified public accountants of the Note Parties to communicate with Term 2 Noteholder in accordance with
Section 4.2.

            M. Appointment of Term 2 Noteholder for Service. An appointment of CT Corporation as each Note Party's agent for service of process.

            N. Officer's Certificate. Term 2 Noteholder shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of

Borrower, dated the Closing Date, stating that, since December 31, 2003 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Note Purchase Documents; (d) there have been no Restricted Payments made by any Note Party; and (e) before and after giving effect to the transactions contemplated by the Note Purchase Agreement, each Note Party will be Solvent, and (f) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries.

            O. Waivers. Term 2 Noteholder shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance satisfactory to Term 2 Noteholder, in each case as required pursuant to Section 5.8.

            P. Subordination and Intercreditor Agreements. Term 2 Noteholder shall have received any and all subordination and/or intercreditor agreements, including the Subordination Agreement and the Fleet Notes Intercreditor Agreement, all in form and substance reasonably satisfactory to Term 2 Noteholder, in its sole discretion, as Term 2 Noteholder shall have deemed necessary or appropriate with respect to any Indebtedness of any Note Party.

            Q. Appraisals. Term 2 Noteholder shall have received appraisals as to all Inventory, each of which shall be in form and substance reasonably satisfactory to Term 2 Noteholder.

            R. Audited Financials; Financial Condition. Term 2 Noteholder shall have received the Financial Statements, Projections and other materials set forth in Section 3.2 certified by Borrower's Chief Financial Officer, in each case in form and substance satisfactory to Term 2 Noteholder, and Term 2 Noteholder shall be satisfied, in its sole discretion, with all of the foregoing. Term 2 Noteholder shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, based on such Pro Forma and Projections, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Note Purchase Documents;
(c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the solvency of Borrower and matters related thereto as Term 2 Noteholder shall request.

            S. Other Documents. Such other certificates, documents and agreements respecting any Note Party as Term 2 Noteholder may reasonably request.

                            ANNEX D (SECTION 1.1(B))
                                       TO
                             NOTE PURCHASE AGREEMENT

                  TERM 2 NOTEHOLDER'S WIRE TRANSFER INFORMATION

Name:             PERRY PRINCIPALS INVESTMENTS. L.L.C.
Bank:             CITIBANK NY - CITIUS33
ABA#:             021-000-089
Account Name:     BEAR STEARNS
Account #:        09253186
For credit to:    PERRY PRINCIPAL INVESTMENT LLC
Account #:        102-28954-27

                             ANNEX D (SECTION 8.10)
                                       TO
                             NOTE PURCHASE AGREEMENT

                                NOTICE ADDRESSES

(A)   If to Term 2 Noteholder or Perry Partners, L.P., at
      c/o Perry Capital
      599 Lexington Avenue
      New York, NY 10022
      Attention: Rick Paige
      Telecopier No.: (212) 583-4000
      Telephone No.: (212) 583-4125

      with copies to:

      Goodwin Procter LLP
      599 Lexington Avenue
      New York, NY 10022
      Attention: L. Kevin Sheridan
      Telecopier No.: (212) 813-8800
      Telephone No.: (212) 355-333

(B)   If to Borrower, at

      Republic Engineered Products, Inc.
      3770 Embassy Parkway
      Akron, Ohio 44333-8367
      Attention:  Joseph Lapinsky
      Telecopier No.: (330) 670-7034
      Telephone No.: (330) 670-3004

      With copies to:

      Kirkland & Ellis
      Citigroup Center
      153 East 53rd Street
      New York, New York 10022
      Attention: Adrian J. van Schie
      Telecopier No.: 212-446-4900
      Telephone No.: 212-446-4882

                                      G-1